Filed pursuant to Rule 424(b)(3)

File No. 333-256560

CASCADE PRIVATE CAPITAL FUND

(FORMERLY, Barings Private Equity Opportunities and Commitments Fund)

SUPPLEMENT DATED MARCH 14, 2024

TO

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

EACH DATED AUGUST 1, 2023, EACH AS SUPPLEMENTED

__________________________________________________________________________________

THIS SUPPLEMENT SUPERSEDES AND REPLACES THE SUPPLEMENT DATED FEBRUARY 28, 2024 RELATING TO THE FUND

This Supplement amends certain information in the Prospectus and SAI for the Cascade Private Capital Fund (formerly, the Barings Private Equity Opportunities and Commitments Fund) (the “Fund”) and should be read in conjunction with the Prospectus and SAI. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings given to them in the Prospectus. Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this Supplement remains unchanged.

In February 2024, the Board of Trustees (the “Prior Board”) of the Fund considered and approved by unanimous written consent the appointment of Paul S. Atkins, Dominic Garcia, Stephen L. Nesbitt and Paul J. Williams (collectively, the “New Board,” each a “New Trustee”) as Trustees of the Fund and each member of the Prior Board resigned from the Board, such actions to take place subject to the approval by the Fund’s shareholder. Shareholder approval of the appointment of the New Board and the resignation of the Prior Board occurred on February 26, 2024.

At a special meeting of the New Board held on February 27, 2024 (the “Meeting”), the New Board considered and approved the appointment of Cliffwater LLC (“Cliffwater”) as investment adviser of the Fund effective as of February 27, 2024 (the “Effective Date”). At the Meeting, the New Board also approved: (1) the termination of the Fund’s investment advisory agreement with Barings LLC and the implementation of a new investment advisory agreement between the Fund and Cliffwater; (2) the termination of Baring International Investment Limited as sub-adviser of the Fund; (3) the adoption of a fundamental policy, effective as of May 15, 2024, to conduct semi-annual repurchase offers for no less than 5% and no more than 25% of the Fund’s shares outstanding pursuant to Rule 23c-3 of the Investment Company Act of 1940, as amended; (4) certain other changes to the Fund’s fundamental policies; and (5) the adoption of the Third Amended and Restated Agreement and Declaration of Trust of the Fund. These changes were approved by the Fund’s shareholder.

In addition, at the Meeting, the New Board considered and approved, among other things, the following: (1) a change in the name of the Fund to Cascade Private Capital Fund; (2) a change in the address of the Fund to c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212; (3) the replacement of State Street Bank and Trust Company (“State Street”) with UMB Fund Services, Inc. as the Fund’s transfer agent; (4) the replacement of Barings LLC with State Street, the Fund’s former sub-administrator, as the Fund’s administrator; (5) the replacement of ALPS Distributors, LLC with Foreside Fund Services, LLC as the Fund’s principal underwriter; (6) the replacement of Deloitte & Touche LLP with Cohen & Company, Ltd. as the Fund’s independent registered public accounting firm; and (7) a change in the name of the Fund’s Class 1 Shares to Class I Shares.

As of the Effective Date, the following changes are made to the Prospectus and SAI:

1.	All references to “Barings Private Equity Opportunities and Commitments Fund” in the Prospectus and SAI are replaced with “Cascade Private Capital Fund.”

2.	All references to “Barings LLC,” “Barings” and “Barings’” in the Prospectus and SAI are replaced with “Cliffwater LLC,” “Cliffwater” and “Cliffwater’s,” respectively.

3.	All references to “Baring International Investment Limited,” “BIIL” and the “subadviser” in the Prospectus and SAI are deleted.

4.	All references to “Advisers” and “Advisers’” in the Prospectus and SAI are replaced with “Adviser” and “Adviser’s,” respectively.

5.	All references to “300 South Tryon Street, Suite 2500, Charlotte, NC 28202” in the Prospectus and SAI are replaced with “235 West Galena Street, Milwaukee, WI 53212.”

6.	All references to “(704) 805-7200” in the Prospectus and SAI are replaced with “(888) 442-4420.”

7.	All references to “https://www.Barings.com/fund” in the Prospectus and SAI are replaced with “https://www.cliffwaterfunds.com”.

8.	All references to “ALPS Distributors, Inc.” in the Prospectus and SAI are replaced with “Foreside Fund Services, LLC.”

9.	All references to “Class 1 Shares” and “Class 1” in the Prospectus and SAI are replaced with “Class I Shares” and “Class I,” respectively.

10.	All references to “Class 2 Shares,” “Class 2,” “Class 3 Shares,” “Class 3,” Class 4 Shares” and “Class 4” in the Prospectus and SAI are deleted.

11.	All references to “Private Equity Investment” and “Private Equity Investments” in the Prospectus and SAI are replaced with “Private Capital investment” and “Private Capital investments,” respectively.

12.	All references to “Corporate Subsidiary” and “Corporate Subsidiaries” in the Prospectus and SAI are replaced with “Subsidiary” and “Subsidiaries,” respectively.

As of the Effective Date, the following changes are made to the Prospectus:

1.	The following replaces the first and second paragraphs, including the list in between those paragraphs, on page 1 of the Prospectus:

Cascade Private Capital Fund (formerly known as the Barings Private Equity Opportunities and Commitments Fund) is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company. Effective May 15, 2024, the Fund will have a fundamental policy with respect to repurchases pursuant to Rule 23c-3 of the 1940 Act. Cliffwater LLC (“Cliffwater” or the “Adviser”) serves as the investment adviser of the Fund.

The Fund’s investment objective is to generate long-term capital appreciation by investing in a portfolio of private equity, private debt, and other private market investments (together, “Private Capital”); that provide attractive risk-adjusted return potential. Private Capital investments are investments into the equity and/or debt of private companies. The Fund will seek to achieve its objective through exposure to a broad set of managers, strategies and transaction types across multiple sectors, geographies and vintage years. Under normal circumstances, the Fund intends to invest and/or make capital commitments of at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in assets representing investments in Private Capital (“Private Capital Assets”). This test is applied at the time of investment; later percentage changes caused by a change in the value of the Fund’s assets, including as a result of the issuance or repurchase of Shares, will not require the Fund to dispose of an investment.

Except as otherwise indicated, the Fund may change its investment objective and any of its investment policies, restrictions, strategies, and techniques without Shareholder approval. The investment objective of the Fund is not a fundamental policy of the Fund and may be changed by the Board of Trustees of the Fund (the “Board”) without the vote of a majority (as defined by the 1940 Act) of the Fund’s outstanding Shares. The Fund will notify Shareholders of any changes to its investment objective or any of its investment policies, restrictions, strategies or techniques.

2.	The following replaces the table and footnote 1 thereto on page 1 of the Prospectus:

	Class I Shares	Total Maximum
Price to Public(1)	Current NAV	Up to $500,000,000
Sales Load	None	None
Proceeds to the Fund (Before Expenses)(2)	Amount Invested at Current NAV	Up to $500,000,000

(1)	Foreside Fund Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (dba ACA Group) (the “Distributor”), acts as the principal underwriter of the Fund’s shares on a best-efforts basis. The Distributor is not obligated to sell any specific number of shares, nor have arrangements been made to place shareholders’ funds in escrow, trust, or similar arrangements. Generally, the stated minimum investment in the Fund is $25,000,000 for Class I Shares, which stated minimum may be reduced for certain investors. See “Purchasing Shares” below.

3.	The following replaces the first paragraph on page 2 of the Prospectus:

This prospectus (the “Prospectus”) applies to the offering of one class of shares of beneficial interests (“Shares”) in the Fund, designated as Class I Shares. Pursuant to exemptive relief obtained from the Securities and Exchange Commission (“SEC”), the Fund is permitted to offer more than one class of Shares. In the future, other classes of Shares may be registered or included in this offering. The Fund’s Shares are currently offered as of the first business day of each month based on the Fund’s NAV per Share as of the close of business on the business day immediately preceding such date. As used in this Prospectus, “business day” refers to any day that the New York Stock Exchange is open for business. The Fund intends to offer Shares in a continuous offering. When the Fund commences a continuous offering, the Shares will generally be offered for purchase on any business day, except that Shares may be offered more or less frequently as determined by the Fund in its sole discretion. The Fund has registered $500 million of Shares for sale under the registration statement to which this Prospectus relates. The Fund reserves the right to reject a purchase order for any reason.

No holder of Shares (each, a “Shareholder” and collectively, the “Shareholders”) will have the right to require the Fund to redeem its Shares. The Fund is a closed-end investment company that, effective May 15, 2024, will have a fundamental policy to make semi-annual repurchase offers, at per-class net asset value, of not less than 5% nor more than 25% of the Fund’s outstanding Shares on the repurchase request deadline. If the value of Shares tendered for repurchase exceeds the value the Fund intended to repurchase, the Fund may determine to repurchase less than the full number of Shares tendered. In such event, Shareholders will have their Shares repurchased on a pro rata basis, and tendering Shareholders will not have all of their tendered Shares repurchased by the Fund. There is no assurance that you will be able to tender your Shares when or in the amount that you desire. See “Unlisted Closed-End Structure; Liquidity Limited to Repurchases of Shares,” “Repurchase Offers Risk,” and “Repurchases of Shares and Transfers.”

4.	The following replaces the disclosure beside the third bullet point on page 2 of the Prospectus:

Although the Fund is required to implement a Share repurchase program, only a limited number of Shares will be eligible for repurchase by the Fund. Shares are not redeemable at a Shareholder’s sole option nor are they exchangeable for shares of any other fund. As a result, an investor may not be able to sell or otherwise liquidate his or her Shares.

5.	The following disclosures are added to page 2 of the Prospectus:

•	You should consider that you may not have access to the money you invest for an indefinite period of time.

•	All or a portion of an annual distribution may consist solely of a return of capital (i.e., from your original investment) and not a return of net investment income.

6.	The following replaces the fourth sentence of the final paragraph on page 2 of the Prospectus:

You can request a copy of the SAI and annual and semiannual reports of the Fund without charge by writing to the Fund, c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212, or by calling the Fund toll-free at (888) 442-4420.

7.	The fourth paragraph on page 3 of the Prospectus is deleted in its entirety.

8.	The following replaces the disclosure within the section entitled “Summary – The Fund” beginning on page 5 of the Prospectus:

Cascade Private Capital Fund (the “Fund”) (formerly known as the Barings Private Equity Opportunities and Commitments Fund) is a Delaware statutory trust that is registered under the 1940 Act as a non-diversified, closed-end management investment company. The Fund was organized as a Delaware statutory trust on May 24, 2021. Cliffwater LLC (“Cliffwater” or the “Adviser”) serves as the investment adviser of the Fund. Cliffwater has served as investment adviser of the Fund since February 27, 2024. Prior to that date, the Fund was advised by a different investment adviser.

Effective May 15, 2024, the Fund will have a fundamental policy to make semi-annual repurchase offers, at per-class NAV, of not less than 5% nor more than 25% of the Fund’s outstanding Shares on the repurchase request deadline. The Fund will offer to purchase only a small portion of its Shares in connection with each repurchase offer, and there is no guarantee that Shareholders will be able to sell all of the Shares that they desire to sell in any particular repurchase offer. If a repurchase offer is oversubscribed, the Fund may repurchase only a pro rata portion of the Shares tendered by each Shareholder. The potential for proration may cause some investors to tender more Shares for repurchase than they wish to have repurchased or result in investors being unable to liquidate all or a given percentage of their investment during the particular repurchase offer.

Shares in the Fund provide limited liquidity since Shareholders will not be able to redeem Shares on a daily basis. A Shareholder may not be able to tender its Shares in the Fund promptly after it has made a decision to do so. In addition, with very limited exceptions, Shares are not transferable, and liquidity will be provided only through repurchase offers made semi-annually by the Fund. Shares in the Fund are therefore suitable only for investors who can bear the risks associated with the limited liquidity of Shares and should be viewed as a long-term investment. See “Unlisted Closed-End Structure; Liquidity Limited to Repurchases of Shares,” “Repurchase Offers Risk,” and “Repurchases of Shares and Transfers.”

The Fund is an appropriate investment only for those investors who can tolerate a high degree of risk and do not require a liquid investment.

The Fund offers one class of shares of beneficial interest (“Shares”) designated as Class I Shares. Pursuant to exemptive relief obtained from the SEC, the Fund is permitted to offer more than one class of Shares. The Fund may offer additional classes of Shares in the future.

9.	The following replaces the headings and disclosure beneath the headings “Private Equity Investment Strategy,” “Private Equity Financing Stages,” “Private Equity Investment Structures,” “Geographic Regions,” “Capitalization,” “Subsidiaries” and “Liquidity” within the section entitled “Summary – The Fund” beginning on page 5 of the Prospectus and the disclosure within the sections entitled “Investment Objective and Strategies” beginning on page 42 of the Prospectus and “Investment Process Overview” beginning on page 45 of the Prospectus:

Investment Objective

The Fund’s investment objective is to generate long-term capital appreciation by investing in a portfolio of private equity, private debt, and other private market investments (together, “Private Capital”); that provide attractive risk-adjusted return potential. Private Capital investments are investments into the equity and/or debt of private companies. The Fund will seek to achieve its objective through exposure to a broad set of managers, strategies and transaction types across multiple sectors, geographies and vintage years. Under normal circumstances, the Fund intends to invest and/or make capital commitments of at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in assets representing investments in Private Capital (“Private Capital Assets”). This test is applied at the time of investment; later percentage changes caused by a change in the value of the Fund’s assets, including as a result of the issuance or repurchase of Shares, will not require the Fund to dispose of an investment.

Except as otherwise indicated, the Fund may change its investment objective and any of its investment policies, restrictions, strategies, and techniques without Shareholder approval. The investment objective of the Fund is not a fundamental policy of the Fund and may be changed by the Board without the vote of a majority (as defined by the 1940 Act) of the Fund’s outstanding Shares. The Fund will notify Shareholders of any changes to its investment objective or any of its investment policies, restrictions, strategies or techniques.

Investment Strategies and Overview of Investment Process

Private Capital refers to investments into the equity and/or debt of private companies. Private Capital investments can follow a variety of strategies including, without limitation, equity investments in which a mature company is acquired from current shareholders (“Buyouts”), equity investments in early stage or other high growth potential companies (“Venture Capital” and “Growth Equity,” respectively), and lending to businesses, broadly defined as providing capital or assets to businesses or individuals in exchange for regular payments (“Private Debt”).

Private Capital Strategy Descriptions

•	Buyouts: Control investments in established, cash flow positive companies are generally classified as Buyouts. Buyout investments may focus on small-, mid- or large-capitalization companies, and such investments collectively represent a majority of the capital deployed in the overall private equity market. The use of debt financing, or leverage, is prevalent in buyout transactions — particularly in the large-cap segment.

•	Venture Capital: Investments in new and emerging companies are usually classified as Venture Capital. Such investments are often in technology, healthcare, or other high growth industries. Companies financed by Venture Capital are often not cash flow positive at the time of investment and may require several rounds of financing before they can be sold privately or taken public. Venture Capital investors may finance companies along the full path of development or focus on certain sub-stages (usually classified as seed, early-stage, and late-stage) and often do so in partnership with other investors.

•	Growth Equity: Growth Equity investments are usually minority investments in high growth companies that require additional capital to expand their businesses but are typically more mature than the recipients of traditional Venture Capital. Such companies are typically profitable, breakeven, or near-breakeven and have largely mitigated the basic risk in their business plan. Growth-stage companies range from companies that were previously funded by Venture Capital investors to those businesses with no third-party investors. Unlike buyout transactions, Growth Equity investments typically utilize low or no leverage. Investment returns in Growth Equity are driven by strong organic revenue growth and typically benefit from downside protection through a preferred position in a company’s capital structure. Growth Equity investors are adept in professionalizing and supporting fast-growing companies, adding value through introducing governance procedures, human capital, and industry-specific operating best practices.

•	Private Debt: Private Debt strategies entail lending to businesses, broadly defined as providing capital or assets to businesses or individuals in exchange for regular payments, the level of which is commensurate with the probability of loss for each investment or strategy, or through the provision of capital to businesses or individuals by acquiring assets from those businesses or individuals that produce regular cash flows as an alternative to a traditional loan, such as receivables factoring or a sale leaseback of real estate or equipment (“real assets”). Private Debt investments made by the Fund may take the form of secured or unsecured bonds and loans with a fixed or floating coupon, a structured capital instrument with a preference to common equity holders and a stated contractual interest payment or rate of return, assets with fixed lease payments, or other assets with predictable cash flow streams. Investments may be made directly or indirectly through a range of investment vehicles that the Adviser believes offer high current income across corporate, real asset and alternative credit opportunities. The Fund may invest some, or all, of its Private Debt target allocation in the Cliffwater Corporate Lending Fund (“CCLFX”), a registered closed-end investment company (a “Closed-End Fund”) that is also managed by Cliffwater.

Private Capital Investment Structures

The Fund will seek to achieve its investment objective through broad exposure to Private Capital investments, including semi-liquid or listed investments, that may include: (i) direct investments in the equity and/or debt of a private company (“Direct Investments”); (ii) secondary purchases of interests in private funds (each a “Portfolio Fund,” and collectively, the “Portfolio Funds”) managed by third-party managers (“Portfolio Fund managers”) and other private assets (together, “Secondary Investments” or “secondaries”); (iii) primary fund commitments; (iv) direct or secondary purchases of liquid private equity instruments; (v) other liquid investments, including exchange-traded funds (“ETFs”); (vi) Closed-End Funds and private and public business development companies (“BDCs”) and (vii) short-term investments, including money market funds, short term treasuries, or other liquid investment vehicles. Portfolio Funds, mutual funds, ETFs, registered Closed-End Funds and BDCs in which the Fund may invest are collectively referred to as “Underlying Funds.”

The Fund’s investments will typically not be registered with the SEC or any state securities commission and will typically not be listed on any national securities exchange. The amount of public information available with respect to the issuers in which the Fund invests may generally be less extensive than that available for issuers of registered or exchange listed securities.

The Fund’s portfolio will be constructed with investments across the following Private Capital investment structures:

•	Primary Investments: Primary investments (“Primary Investments” or “primaries”) are limited partnership interests in newly established private equity funds that are typically acquired by way of subscription during their initial fundraising period. Most private equity fund sponsors raise new funds every two to four years, and many top-performing funds are closed to new investors. Because of the limited windows of opportunity for making primary investments in particular funds, strong relationships with leading fund sponsors are highly important for investors in Primary Investments.

Investors in primaries subscribe for interests during an initial fundraising period, and their capital commitments are then used to fund investments in a number of individual operating companies during a defined investment period and to pay associated management fees and expenses throughout the fund’s term. The investments of the fund are usually unknown at the time of commitment, and investors typically have little or no ability to influence the investments that are made during the fund’s life. Because primary investors must rely on the expertise of the fund manager, an accurate assessment of the manager’s capabilities is essential.

Primary Investments typically exhibit a value development pattern, commonly known as the “J-curve,” in which the fund’s NAV typically declines moderately during the early years of the fund’s life as investment-related fees and expenses are incurred before investment gains have been realized. As the fund matures and portfolio companies are sold, the pattern is expected to reverse with increasing NAV and distributions to fund investors. Primary Investments typically have a full term of ten to thirteen years with an average portfolio company investment hold period of three to eight years. Capital is typically deployed for new investments over the first three to five years, and the portfolio companies are then held for three to eight years before being sold with cash proceeds distributed back to fund investors. The private fund sponsor will often receive performance-based compensation, also called a carried interest allocation, typically entitling it to approximately 20% of net profits on the fund’s investments after meeting a minimum return. After all of the fund’s assets have been disposed, the fund is dissolved.

•	Secondary Investments: Secondary Investments are the assumption or purchase of existing limited partner interests, typically in seasoned Private Capital funds or Co-Investments that are acquired in privately negotiated transactions. The original subscriber of the primary investment is often the seller of the asset. The stage of maturity for the asset can vary from early in the investment period of the fund to near full term of the fund.

Pricing for a Secondary Investment is negotiated based on the reported NAV and expected timing of cash flows (capital calls for contributions to the Portfolio Fund, clawbacks of amounts distributed to the Portfolio Fund’s general partner and distributions of returns) of the Portfolio Fund(s) or Co-Investment(s). A majority of available secondaries have existing investments in portfolio companies. As a result, the secondary buyer has greater visibility to the assets being purchased. Investment returns are less impacted by the J-curve pattern (the tendency for a fund’s NAV to decline moderately during the early years of the fund’s life as investment-related fees and expenses are incurred before investment gains have been recognized) expected from a primary investment and distribution patterns may be accelerated as the buyer’s participation is at a later stage in the primary’s life. The secondary buyer does not participate in prior distributions from the acquired limited partnership interest or the previous growth in value of the assets. The Secondary Investment liquidates and dissolves in the same manner as a Primary Investment.

•	Co-Investments: Co-investments (“Co-Investments”) are direct investments in specific companies or assets or indirect investments in specific companies or assets through a vehicle managed and controlled by a general partner or sponsor. Co-Investments are typically offered to Private Capital fund investors when the Private Capital fund sponsor believes that there is an attractive investment for the fund, but the total size of the potential holding exceeds the targeted size or allocation for the fund. Co-investors will generally participate in these investments at the same entry valuation as the Private Capital fund sponsor but with respect to any follow-on investment, such investment may be made at a different valuation. Co-investments, unlike investments in primary funds, often do not bear an additional layer of fees or bear significantly reduced fees. Co-investments typically have a three- to eight-year holding period.

•	Listed Investments: Listed Private Capital investments gain access to underlying private assets through investments in listed entities that invest in private transactions or private funds or that earn fees and/or carried interest from such assets. Historically, the prices of listed Private Capital investments have been sensitive to economic conditions and, at certain times, could be purchased at discounts relative to similar assets in private transactions.

The Adviser will not cause the Fund to engage in co-investments alongside affiliates unless the Fund has received an order granting an exemption from Section 17 of the 1940 Act or unless such investments are not prohibited by Section 17(d) of the 1940 Act or interpretations of Section 17(d) as expressed in SEC no-action letters or other available guidance.

Investment Process Overview

Due Diligence and Selection of Investments

Cliffwater follows a disciplined approval process for the purpose of identifying investment opportunities within a consistent framework. Cliffwater’s philosophy is that a repeatable process and consistent team engagement leads to better investment outcomes, and the due diligence process is designed to evaluate opportunities against these criteria. Throughout due diligence, Cliffwater maintains a collaborative decision-making process designed to encourage frequent input from its investment committee and other investment professionals.

Manager/Fund Selection

Throughout the course of due diligence on a Fund investment (each a “Fund Investment,” and collectively, the “Fund Investments”), Cliffwater focuses on assessing several important attributes of the sponsor, including (i) track record benchmarking and analysis (including a fundamental analysis around key indicators of the sponsor’s historical value creation and a revaluation of the unrealized portfolio), (ii) team quality, experience, continuity, and depth, (iii) consistency and attractiveness of strategy, investment parameters and an ability to deploy capital in the size of assets in which the sponsor has a demonstrable track record of success, and (iv) economic alignment (allocation of carry and the size of the general partner commitment). Cliffwater’s operations team also conducts operational due diligence on the sponsor and Cliffwater’s legal due diligence team conducts legal due diligence on the fund documents.

Cliffwater believes that investors benefit by selecting management firms that specialize in each strategy. Cliffwater maintains a global database exceeding 4,600 Private Capital fund managers, conducting due diligence, and giving an A, B, or C-rating to each fund.

The Fund investment selection process is illustrated by the diagram below.

•	Sourcing. Cliffwater’s Private Capital research team is responsible for sourcing investment opportunities and funds. These professionals are responsible for primary fund opportunities across a wide spectrum of private equity, Private Debt, and private real asset opportunities and managers. Each has developed sector specialization and manager knowledge from their years of experience, which extends globally. The manager relationships lead to origination of co-investment and secondary opportunities.

•	Rating. Each research team member then rates (A, B, or C) investments and fund opportunities and prepares a preliminary due diligence report supporting their rating. A-ratings generally comprise a small fraction 10-20% of the universe of opportunities. Ratings can change as the research team re-evaluates over time.

•	Due Diligence. Cliffwater next conducts thorough due diligence on the top A-rated investments and fund opportunities. This involves separate investment and operations due diligence teams and separate investment and operational reports that further describe and assess the opportunity. In addition, Cliffwater expects to regularly communicate with private equity general partnerships (“GPs”) and limited partners (“LPs”) of Private Capital funds (collectively referred to as “Private Equity Investors”), managers and other personnel about statistical and factual information regarding economic factors and trends to utilize in making the investment decisions for the Fund. This interaction facilitates ongoing portfolio analysis and may help to address potential issues, such as loss of key team members or proposed changes in constituent documents. It also provides ongoing due diligence feedback, as additional Co-Investments with a particular GP are considered. Cliffwater may also perform background and reference checks on investment fund personnel.

Key value drivers in Cliffwater’s investment due diligence process include:

i.	Organization: Evaluation of the quality, experience, continuity, and depth of the team and the backing provided by their platform.

ii.	Investment process: Assessment of repeatable and differentiated processes for sourcing investment opportunities, transaction analysis, and overall investment strategy; consistency in strategy, investment parameters and an ability to deploy capital in the size of assets in which the sponsor has a demonstrable track record of success.

iii.	Portfolio construction: Transaction mix (capital structure, industry, sector, geography, etc.), position sizing, financing sources, economic alignment (allocation of carry and the size of the general partner commitment), and expenses.

iv.	Track record: Demonstrable track record of successfully originating, underwriting, and securing deals, and meeting return targets; fundamental analysis around key indicators of the sponsor’s historical value creation.

Separately, Cliffwater’s operations due diligence team conducts an independent assessment of the operational risks of the investment opportunity.

Key value drivers in Cliffwater’s operations due diligence process include:

i.	Governance: Evaluation of the regulatory and compliance program, role of the advisory board, and business risk management practices.

ii.	Infrastructure: Assessment of the non-investment personnel, segregation of duties and cash controls, service provider selection, and technology infrastructure.

iii.	Processes: Review of financing arrangements, investor transparency and disclosures, and ongoing investor communication.

iv.	Valuation: Evaluation of the valuation methodology, valuation review procedures, accounting processes, and fund expenses.

•	Approval — Research Group. The research team next votes to approve the investment or requests additional information if appropriate.

•	Final Approval — Investment Committee. Cliffwater’s Investment Committee approves all final investments/funds. If approved by the research team, the appropriate research professional will present the investment opportunity, with supporting reports, to the Investment Committee for final approval.

•	Ongoing Monitoring. Following the close of an investment, Cliffwater implements a diligent monitoring process that includes frequent meetings or calls with underlying investment managers, review of quarterly reports and annual audited financial statements, ongoing monitoring of key performance indicators related to portfolio holdings and underlying exposures, and performance analysis using a wide array of analytical tools and systems.

Co-Investment Selection

Throughout the course of due diligence on a Co-Investment, Cliffwater focuses on evaluating various key aspects of each opportunity, which involves (i) performing an analysis of the sponsor that is leading the transaction, (ii) assessing the underlying sectors and industries where the investment operates and competes, (iii) understanding the target investment’s operating model, historical financial information and business plans, (iv) producing base case and downside cases as well as developing sensitivities around key drivers, and (v) conducting a detailed review of the proposed transaction terms, including valuation, capital structure, legal, tax and governance.

Portfolio Construction & Liquidity Management

In addition to asset selection, Cliffwater believes that portfolio construction is critical to the successful execution of the Fund’s investment strategy. Additionally, Cliffwater has established portfolio parameters to manage exposure across Primary Investments, Secondary Investments, and Co-Investments. These parameters are set with an understanding of the return, risk and cash flow attributes of each investment type, while also considering the portfolio effect provided by diverse investment opportunities, in an effort to (i) mitigate the “J-curve” (the tendency for a fund’s NAV to decline moderately during the early years of the fund’s life as investment-related fees and expenses are incurred before investment gains have been realized), (ii) reduce blind-pool risk (the risk associated with the wide flexibility and broad investment mandate afforded to certain pooled investment vehicles at the time the investment is made by the Fund), (iii) deploy investor capital in an efficient manner based on investment opportunity, (iv) grow and return investor capital sooner than typical illiquid, private equity structures, (v) manage portfolio volatility, and (vi) deliver superior risk-adjusted returns to its investors.

By tracking certain features, such as commitments, capital calls, distributions and valuations, Cliffwater will use a range of techniques to balance total returns with reoccurring distributions and liquidity targets, including (i) diversifying commitments across Private Capital Assets at different parts of fund lifecycles through the use of Primary Investments, Secondary Investments and Co-Investments, (ii) actively managing cash and liquid assets, and (iii) modeling and actively monitoring cash flows to mitigate cash drag and maintain appropriate levels of committed capital. In addition, the Fund may seek to establish credit lines to provide liquidity to satisfy Shareholder tender requests.

To enhance the Fund’s liquidity, particularly in times of possible net outflows through the tender of Shares by shareholders, Cliffwater may from time to time determine to sell certain of the Fund’s assets. The Fund may also invest in liquid assets that may include both fixed income and equity assets as well as public and private vehicles that derive their investment returns from fixed income and equity securities, including publicly listed companies that pursue the business of private equity investing; publicly listed companies that invest in private equity transactions or funds; alternative asset managers, holding companies, investment trusts, ETFs, closed-end funds, financial institutions and other vehicles whose primary purpose is to invest in, lend capital to or provide services to privately held companies; and certain derivatives, such as options and futures.

There can be no assurance that the objective of the Fund with respect to liquidity management will be achieved or that the Fund’s portfolio design strategies will be successful. Prospective investors should refer to the discussion of the risks associated with the investment strategy and structure of the Fund found under “General risks” and “Limits of Risk Disclosure.”

Portfolio Monitoring

Cliffwater monitors each investment, including performance measurement relative to initial investment expectations, frequent interactions and periodic in-person visits with the sponsors and attendance of annual general meetings and advisory board meetings. The ongoing monitoring process measures key performance indicators, transactional milestones, investment pacing, volatility metrics, investment consistency relative to the stated strategy, qualitative factors on the sponsor and its professionals, reporting quality and various macro factors.

Description of Adviser’s Experience with Private Capital

The Adviser has been advising on private equity and private equity funds since its founding in 2004. It has been recommending such investments to its advisory clients since that time. The Adviser has dedicated significant resources to developing its expertise in Private Capital and cultivating relationships with investment advisers that it believes to be top-tier. The Adviser brings to the management of the Fund its expertise, experience and access in Private Capital.

The Adviser’s research also shows that there is no single investment style that is demonstrably better than others, and the Adviser believes that a superior outcome can be achieved when experienced investment advisers of different styles are combined.

Geographic Regions and Foreign Currency Exposure

The Fund may, directly or indirectly, make investments outside of the United States, including in emerging markets. The Fund’s non-U.S. investments are expected to be primarily in Europe, Asia, and Canada and, to a lesser extent in Latin America and the Middle East. Emerging market countries are those countries included in the MSCI Emerging Markets Index.

The Fund’s investment and strategies will involve exposure to foreign currencies. The Fund may seek to hedge all or a portion of the Fund’s foreign currency risk. Depending on market conditions and the views of the Adviser, the Fund may or may not hedge all or a portion of its currency exposures.

Subsidiaries

The Fund may make investments through direct and indirect wholly owned subsidiaries (each a “Subsidiary” and collectively, the “Subsidiaries”). Such Subsidiaries will not be registered under the 1940 Act; however, the Fund will wholly own and control any Subsidiaries. The Board has oversight responsibility for the investment activities of the Fund, including its investment in any Subsidiary, and the Fund's role as sole direct or indirect shareholder of any Subsidiary. To the extent applicable to the investment activities of a Subsidiary, the Subsidiary will follow the same compliance policies and procedures as the Fund. The Fund would “look through” any such Subsidiary to determine compliance with its investment policies.

Borrowing by the Fund

Cliffwater believes the Fund’s investment strategy favors a modest amount of leverage consistent with the statutory limitations. Accordingly, the Fund may utilize leverage from borrowings, including through borrowings by one or more special purpose vehicles (“SPVs”) that are Subsidiaries of the Fund, to enhance yield within the 300% asset coverage (up to 50% of the Fund’s net assets) requirements of an investment company. Certain investments may be held by these SPVs. The Fund is authorized to borrow cash in connection with its investment activities, to satisfy repurchase requests from Fund shareholders, and to otherwise provide the Fund with temporary liquidity. Borrowings will be limited to 33.33% of the Fund’s assets (50% of its net assets).

Other Information Regarding Investment Strategy

The Fund may, from time to time, take temporary defensive positions that are inconsistent with the Fund’s principal investment strategy in attempting to respond to adverse market, economic, political or other conditions. During such times, Cliffwater may determine that a large portion of the Fund’s assets should be invested in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, municipal bonds, bank accounts, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities and other high-quality debt instruments maturing in one year or less from the time of investment. In these and in other cases, the Fund may not achieve its investment objective. Cliffwater may invest the Fund’s cash balances in any investments it deems appropriate.

The frequency and amount of portfolio purchases and sales (known as the “portfolio turnover rate”) of the Fund may vary from year to year. The Fund’s portfolio turnover rate will not be a limiting factor when Cliffwater deems portfolio changes appropriate. The Fund may engage in short-term trading strategies, and securities may be sold without regard to the length of time held when, in the opinion of Cliffwater, investment considerations warrant such action. These policies may have the effect of increasing the annual rate of portfolio turnover of the Fund. If securities are not held for the applicable holding periods, dividends paid on them will not qualify for the advantageous federal tax rates.

No guarantee or representation is made that the investment program of the Fund will be successful, that the various Fund Investments selected will produce positive returns, or that the Fund will achieve its investment objective.

10.	The following replaces the disclosure beneath the headings “Unlisted Closed-End Structure; Liquidity Limited to Repurchases of Shares” within the sections entitled “Summary – Risk Factors” on page 10 of the Prospectus and “General Risks” on page 47 of the Prospectus:

The Fund has been organized as a non-diversified, closed-end management investment company and it is designed primarily for long-term investors. An investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis. Unlike most closed-end funds, which typically list their shares on a securities exchange, the Fund does not intend to list the Shares for trading on any securities exchange, and the Fund does not expect any secondary market to develop for the Shares. Effective May 15, 2024, the Fund will have a fundamental policy to make semi-annual repurchase offers, at per-class NAV, of not less than 5% and not more than 25% of the Fund’s outstanding Shares on the repurchase request deadline. The Fund will offer to purchase only a small portion of its Shares during each repurchase offer, and there is no guarantee that Shareholders will be able to sell all of the Shares that they desire to sell in any particular repurchase offer. If a repurchase offer is oversubscribed, the Fund may repurchase only a pro rata portion of the Shares tendered by each Shareholder. The potential for proration may cause some investors to tender more Shares for repurchase than they wish to have repurchased or result in investors being unable to liquidate all or a given percentage of their investment during the particular repurchase offer.

Shares in the Fund provide limited liquidity since Shareholders will not be able to redeem Shares on a daily basis. A Shareholder may not be able to tender its Shares in the Fund promptly after it has made a decision to do so. In addition, with very limited exceptions, Shares are not transferable, and liquidity will be provided only through repurchase offers made semi-annually by the Fund. See “Repurchase Offers Risk” and “Repurchases of Shares and Transfers.”

An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of Shares and the underlying investments of the Fund. The Shares should be viewed as a long-term investment. Also, because Shares are not listed on any securities exchange, the Fund is not required, and does not intend, to hold annual meetings of its Shareholders unless required under the provisions of the 1940 Act.

11.	The following replaces the second paragraph beneath the heading previously entitled “Dependence on Barings” within the section entitled “Summary – Risk Factors” on page 11 of the Prospectus and the second paragraph beneath the heading previously entitled “Dependence on Barings” within the section entitled “General Risks” on page 48 of the Prospectus:

Cliffwater maintains responsibility for a number of other important obligations, including, among other things, board reporting and assistance in the annual advisory contract renewal process. Cliffwater also provides advice and recommendations to the Board, and performs such review and oversight functions as the Board may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

12.	The following replaces the sixth sentence of the paragraph beneath the heading “Concentration of Investments” within the section entitled “Summary – Risk Factors” beginning on page 11 of the Prospectus:

The Fund’s investment portfolio is, however, subject to the asset diversification requirements applicable to a regulated investment company (“RIC”), and may thus be limited by the Fund’s intention to qualify and be eligible to be treated as such.

13.	The following replaces the first paragraph beneath the heading “Multiple Levels of Fees and Expenses” within the section entitled “Summary – Risk Factors” on page 17 of the Prospectus and the first paragraph beneath the heading “Multiple Levels of Fees and Expenses” within the section entitled “General Risks” on page 53 of the Prospectus:

Although in many cases investor access to the Portfolio Funds may be limited or unavailable, an investor who meets the conditions imposed by a Portfolio Fund may be able to invest directly with the Portfolio Fund. By investing in Portfolio Funds indirectly through the Fund, the investor bears asset-based fees charged by the Fund, in addition to any asset-based fees and performance-based fees and allocations at the Portfolio Fund level. Moreover, an investor in the Fund bears a proportionate share of the fees and expenses of the Fund (including, among other things and as applicable, operating costs, brokerage transaction expenses, management fees, administrative and custody fees, and repurchase offer expenses) and, indirectly, similar expenses of the Portfolio Funds. Thus, an investor in the Fund may be subject to higher operating expenses than if he or she invested in a Portfolio Fund directly or in a closed-end fund that did not invest through Portfolio Funds. The Fund may also invest in CCLFX, a registered closed-end management investment company advised by Cliffwater that is considered an affiliate of the Fund. Cliffwater has agreed to reimburse the Fund for the investment management fees paid on the Fund’s investment in CCLFX, although the Fund will be subject to asset-based and other non-management fees charged by CCLFX.

14.	The following disclosures are added immediately following the final paragraph beneath the heading “Publicly Traded Private Equity Risk” within the sections entitled “Summary – Risk Factors” on page 20 of the Prospectus and “General Risks” beginning on page 56 of the Prospectus:

Defaulted Debt Securities and Other Securities of Distressed Companies. The Fund’s Private Capital Assets may include low grade or unrated debt securities (“high yield” or “junk” bonds or leveraged loans) or investments in securities of distressed companies. Such investments involve substantial, highly significant risks. For example, high yield bonds are regarded as being predominantly speculative as to the issuer’s ability to make payments of principal and interest. Issuers of high yield debt may be highly leveraged and may not have available to them more traditional methods of financing. Therefore, the risks associated with acquiring the securities of such issuers generally are greater than is the case with higher rated securities. In addition, the risk of loss due to default by the issuer is significantly greater for the holders of high yield bonds because such securities may be unsecured and may be subordinated to other creditors of the issuer. Similar risks apply to other Private Debt securities. Successful investing in distressed companies involves substantial time, effort and expertise, as compared to other types of investments. Information necessary to properly evaluate a distress situation may be difficult to obtain or be unavailable and the risks attendant to a restructuring or reorganization may not necessarily be identifiable or susceptible to considered analysis at the time of investment.

Fixed-Income Securities Risks. Fixed-income securities in which the Fund may invest are generally subject to the following risks:

Interest Rate Risk. The market value of bonds and other fixed-income securities changes in response to interest rate changes and other factors. Interest rate risk is the risk that prices of bonds and other fixed-income securities will increase as interest rates fall and decrease as interest rates rise. Interest rates in the United States and many other countries have risen in recent periods and may again rise in the future. Actions by governments and central banking authorities can result in increases or decreases in interest rates. To the extent the Fund or a Fund Investment borrows money to finance its investments, the Fund’s or a Fund Investment’s performance will depend, in part, upon the difference between the rate at which it borrows funds and the rate at which it invests those funds. In periods of rising interest rates, the Fund’s or a Fund Investment’s cost of funds could increase. Adverse developments resulting from changes in interest rates could have a material adverse effect on the Fund’s or a Fund Investment’s financial condition and results of operations. In addition, a decline in the prices of the debt the Fund or a Fund Investment owns could adversely affect the Fund’s NAV. Changes in market interest rates could also affect the ability of operating companies in which the Fund or a Fund Investment invests to service debt, which could materially impact the Fund or a Fund Investment may invest, thus impacting the Fund.

There is a risk that interest rates will continue to rise, which would likely drive down prices of bonds and other fixed-income securities. The magnitude of these fluctuations in the market price of bonds and other fixed-income securities is generally greater for securities with longer maturities. Fluctuations in the market price of the Fund’s investments will not affect interest income derived from instruments already owned by the Fund, but will be reflected in the Fund’s NAV. The Fund may lose money if short-term or long-term interest rates rise sharply in a manner not anticipated by the Adviser. Moreover, because rates on certain floating rate debt securities typically reset only periodically, changes in prevailing interest rates (and particularly sudden and significant changes) can be expected to cause some fluctuations in the NAV of the Fund to the extent that it invests in floating rate debt securities.

The Fund may invest in variable and floating rate debt instruments, which generally are less sensitive to interest rate changes than longer duration fixed rate instruments but may decline in value in response to rising interest rates if, for example, the rates at which they pay interest do not rise as much, or as quickly, as market interest rates in general.

Conversely, variable and floating rate instruments generally will not increase in value if interest rates decline. To the extent the Fund holds variable or floating rate instruments, a decrease in market interest rates will adversely affect the income received from such securities, which may adversely affect the NAV of the Fund’s Shares.

Issuer and Spread Risk. The value of fixed-income securities may decline for a number of reasons which directly relate to the issuer, such as management performance, financial leverage, reduced demand for the issuer’s goods and services, historical and prospective earnings of the issuer and the value of the assets of the issuer. In addition, wider credit spreads and decreasing market values typically represent a deterioration of a debt security’s credit soundness and a perceived greater likelihood of risk or default by the issuer.

Credit Risk. Credit risk is the risk that one or more fixed-income securities in the Fund’s portfolio will decline in price or fail to pay interest or principal when due because the issuer of the security experiences a decline in its financial status. Credit risk is increased when a portfolio security is downgraded or the perceived creditworthiness of the issuer deteriorates. To the extent the Fund invests in below investment grade securities, it will be exposed to a greater amount of credit risk than a fund that only invests in investment grade securities. In addition, to the extent the Fund uses credit derivatives, such use will expose it to additional risk in the event that the bonds underlying the derivatives default. The degree of credit risk depends on the issuer’s financial condition and on the terms of the securities.

Prepayment or “Call” Risk. During periods of declining interest rates, borrowers may exercise their option to prepay principal earlier than scheduled. For fixed rate securities, such payments often occur during periods of declining interest rates, forcing the Fund to reinvest in lower yielding securities, resulting in a possible decline in the Fund’s income and distributions to shareholders. This is known as prepayment or “call” risk. Below investment grade securities frequently have call features that allow the issuer to redeem the security at dates prior to its stated maturity at a specified price (typically greater than par) only if certain prescribed conditions are met (i.e., “call protection”). For premium bonds (bonds acquired at prices that exceed their par or principal value) purchased by the Fund, prepayment risk may be increased.

Reinvestment Risk. Reinvestment risk is the risk that income from the Fund’s portfolio will decline if the Fund invests the proceeds from matured, traded or called fixed-income securities at market interest rates that are below the Fund portfolio’s current earnings rate.

Duration and Maturity Risk. The Fund has no set policy regarding the duration or maturity of the fixed-income securities it may hold. In general, the longer the duration of any fixed-income securities in the Fund’s portfolio, the more exposure the Fund will have to the interest rate risks described above. The Adviser may seek to adjust the portfolio’s duration or maturity based on its assessment of current and projected market conditions and any other factors that the Adviser deems relevant. There can be no assurance that the Adviser’s assessment of current and projected market conditions will be correct or that any strategy to adjust the portfolio’s duration or maturity will be successful at any given time.

LIBOR Discontinuation Risk. The London Interbank Offered Rate (“LIBOR”) has been used extensively in the U.S. and globally as a “benchmark rate” or “reference rate” for various commercial and financial contracts, including corporate and municipal bonds, bank loans, asset-backed and mortgage-related securities, interest rate swaps and other derivatives. Instruments in which the Fund invests may have historically paid interest at floating rates based on LIBOR or may have been subject to interest caps or floors based on LIBOR. The Fund and issuers of instruments in which the Fund invests may have also historically obtained financing at floating rates based on LIBOR.

As of June 30, 2023, almost all settings of LIBOR have ceased to be published, except that certain widely used U.S. dollar LIBORs will continue to be published on a temporary, synthetic and non-representative basis through at least September 30, 2024. In some instances, regulators have restricted new use of LIBORs prior to the date when synthetic LIBORs will cease to be published. The Secured Overnight Financing Rate (“SOFR”), which has been used increasingly on a voluntary basis in new instruments and transactions, is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities in the repurchase agreement market. On December 16, 2022, the Federal Reserve Board adopted regulations implementing the Adjustable Interest Rate Act, which provides a statutory fallback mechanism to replace LIBOR, by identifying benchmark rates based on SOFR that replaced LIBOR in certain financial contracts after June 30, 2023. These regulations apply only to contracts governed by U.S. law, among other limitations. The regulations include provisions that (i) provide a safe harbor for selection or use of a replacement benchmark rate selected by the Federal Reserve Board; (ii) clarify who may choose the replacement benchmark rate selected by the Federal Reserve Board; and (iii) ensure that contracts adopting a replacement benchmark rate selected by the Federal Reserve Board will not be interrupted or terminated following the replacement of LIBOR. Uncertainty related to the liquidity impact of the change in rates, and how to appropriately adjust these rates at the time of transition, poses risks for the Fund. The transition away from LIBOR could have a significant impact on the financial markets in general and may also present heightened risk to market participants, including public companies, investment advisers, investment companies, and broker-dealers. The risks associated with this discontinuation and transition will be exacerbated if the work necessary to effect an orderly transition to an alternative reference rate is not completed in a timely manner. For example, current information technology systems may be unable to accommodate new instruments and rates with features that differ from LIBOR. Accordingly, it is difficult to predict the full impact of the transition away from LIBOR on the Fund until new reference rates and fallbacks for both legacy and new instruments and contracts are commercially accepted and market practices become settled.

SOFR RISK. SOFR is intended to be a broad measure of the cost of borrowing funds overnight in transactions that are collateralized by U.S. Treasury securities. SOFR is calculated based on transaction-level repo data collected from various sources. For each trading day, SOFR is calculated as a volume-weighted median rate derived from such data. SOFR is calculated and published by the Federal Reserve Bank of New York (“FRBNY”). If data from a given source required by the FRBNY to calculate SOFR is unavailable for any day, then the most recently available data for that segment will be used, with certain adjustments. If errors are discovered in the transaction data or the calculations underlying SOFR after its initial publication on a given day, SOFR may be republished at a later time that day. Rate revisions will be effected only on the day of initial publication and will be republished only if the change in the rate exceeds one basis point.

Because SOFR is a financing rate based on overnight secured funding transactions, it differs fundamentally from LIBOR. LIBOR is intended to be an unsecured rate that represents interbank funding costs for different short-term maturities or tenors. It is a forward-looking rate reflecting expectations regarding interest rates for the applicable tenor. Thus, LIBOR is intended to be sensitive, in certain respects, to bank credit risk and to term interest rate risk. In contrast, SOFR is a secured overnight rate reflecting the credit of U.S. Treasury securities as collateral. Thus, it is largely insensitive to credit-risk considerations and to short-term interest rate risks. SOFR is a transaction-based rate, and it has been more volatile than other benchmark or market rates, such as three-month LIBOR, during certain periods. For these reasons, among others, there is no assurance that SOFR, or rates derived from SOFR, will perform in the same or similar way as LIBOR would have performed at any time, and there is no assurance that SOFR-based rates will be a suitable substitute for LIBOR. SOFR has a limited history, having been first published in April 2018. The future performance of SOFR, and SOFR-based reference rates, cannot be predicted based on SOFR’s history or otherwise. Levels of SOFR in the future, including following the discontinuation of LIBOR, may bear little or no relation to historical levels of SOFR, LIBOR or other rates.

U.S. Debt Securities Risk. U.S. debt securities generally involve lower levels of credit risk than other types of fixed income securities of similar maturities, although, as a result, the yields available from U.S. debt securities are generally lower than the yields available from such other securities. Like other fixed income securities, the values of U.S. debt securities change as interest rates fluctuate. On August 1, 2023, Fitch lowered its long-term sovereign credit rating on U.S. debt securities to AA+ from AAA. Any future downgrades by other rating agencies could increase volatility in both stock and bond markets, result in higher interest rates and higher Treasury yields and increase borrowing costs generally. These events could have significant adverse effects on the economy generally and could result in significant adverse impacts on securities issuers and the Fund. The Adviser cannot predict the effects of these or similar events in the future on the U.S. economy and securities markets or on the Fund’s portfolio.

Hedging. The Fund may seek to hedge against interest rate and currency exchange rate fluctuations and credit risk by using structured financial instruments such as futures, options, swaps and forward contracts, subject to the requirements of the1940 Act. Use of structured financial instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase losses. Further, hedging transactions may reduce cash available to pay distributions to Shareholders.

15.	The following replaces the disclosure beneath the heading “Investment in Other Investment Companies Risk” within the section entitled “Summary – Risk Factors” on page 20 of the Prospectus and beneath the heading “Investment in Other Investment Companies Risk” within the section entitled “Summary – Risk Factors” on page 56 of the Prospectus:

Investment in Other Investment Companies, Including Affiliated Investment Companies. As with other investments, investments in other investment companies, including ETFs, are subject to market and manager risk. In addition, the Fund will incur higher and duplicative expenses, including advisory fees, when it invests in shares of registered investment companies, including mutual funds, BDCs, closed-end funds, ETFs and other registered and private investment funds (together, “Underlying Funds”). The Fund may invest in CCLFX, a registered closed-end investment company that is also managed by Cliffwater. With respect to the Fund’s investments in CCLFX, Cliffwater has agreed to reimburse the Fund in the amount of the management fee that would otherwise be charged to the Fund for its investments in CCLFX, although the Fund will still pay non-management fees on its investment in the affiliated fund.

SEC rules permit funds to invest in other investment companies under certain circumstances. While Rule 12d1-4 permits more types of fund of funds arrangements without reliance on an exemptive order or no-action letters, it imposes certain conditions, including limits on control and voting of acquired funds’ shares, evaluations and findings by investment advisers, fund investment agreements and limits on most three-tier fund structures.

Cliffwater may be subject to potential conflicts of interest with respect to Fund investments in affiliated investment companies, particularly when such investment companies have low assets, or in determining the allocation of the Fund’s assets among investment companies. Such conflicts arise because Cliffwater may, due to its own financial interest or other business considerations, have incentives to invest in funds managed by Cliffwater rather than investing in funds managed or sponsored by others, including that fees paid to Cliffwater by an affiliated underlying investment company may be higher than unaffiliated investment companies or an affiliated underlying investment company may be in need of assets to enhance its appeal to other investors, liquidity and trading and/or to enable it to carry out its investment strategies. Cliffwater is a fiduciary to the Fund and is legally obligated to act in the Fund’s best interest when selecting Underlying Funds.

16.	The following replaces the disclosure beneath the heading “Repurchase Offers Risk” within the section entitled “Summary – Risk Factors” beginning on page 21 of the Prospectus and beneath the heading “Repurchase Offers Risk” within the section entitled “General Risks” beginning on page 57 of the Prospectus:

The Fund has adopted a fundamental policy, to take effect as of May 15, 2024, to conduct semi-annual repurchase offers. The Fund will offer to purchase only a small portion of its Shares in connection with each repurchase offer, and there is no guarantee that Shareholders will be able to sell all of the Shares that they desire to sell in any particular repurchase offer. See “Unlisted Closed-End Structure; Liquidity Limited to Repurchases of Shares.”

Notices of each repurchase offer are sent to shareholders at least 21 days before the “Repurchase Request Deadline” (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer). The Fund determines the NAV applicable to repurchases no later than the fourteen (14) days after the Repurchase Request Deadline (or the next business day, if the 14th day is not a business day) (the “Repurchase Pricing Date”). The Fund expects to distribute payment to Shareholders between one and three business days after the Repurchase Pricing Date and will distribute payment no later than seven (7) calendar days after such date. If a Shareholder tenders all of its Shares (or a portion of its Shares) in connection with a repurchase offer made by the Fund, that tender may not be rescinded by the Shareholder after the Repurchase Request Deadline. Because the NAV applicable to a repurchase is calculated 14 days after the Repurchase Request Deadline, a Shareholder will not know its repurchase price until after it has irrevocably tendered its Shares. See “Repurchases of Shares and Transfers.” Shareholders may be subject to market risk in relation to the tender of their Shares for repurchase because like other market investments, the value of the Fund’s Shares may move up or down, sometimes rapidly and unpredictably, between the date a repurchase offer terminates and the repurchase date. Likewise, because the Fund’s investments may include securities denominated in foreign currencies, changes in currency values between the date a repurchase offer terminates and the repurchase date may also adversely affect the value of the Fund’s Shares.

The Fund may be limited in its ability to liquidate its holdings in Portfolio Funds to meet repurchase requests. Repurchase offers principally will be funded by cash and cash equivalents, as well as by the sale of certain liquid securities. Accordingly, the Fund may repurchase fewer Shares than Shareholders may wish to sell, resulting in the proration of Shareholder repurchases. See “Unlisted Closed-End Structure; Liquidity Limited to Repurchases of Shares.”

Substantial requests for the Fund to repurchase Shares could require the Fund to liquidate certain of its investments more rapidly than otherwise desirable for the purpose of raising cash to fund the repurchases. This could have a material adverse effect on the value of the Shares and the performance of the Fund. In addition, substantial repurchases of Shares may decrease the Fund’s total assets and accordingly may increase its expenses as a percentage of average net assets.

17.	The headings and disclosure beneath the headings “Risks Relating to Borrowing” and “Leverage” within the sections entitled “Summary – Risk Factors” on pages 24 and 25 of the Prospectus and “General Risks” on pages 59 and 60 of the Prospectus are replaced with the following:

Borrowing, Use of Leverage. The Fund may leverage its investments, including through borrowings by one or more SPVs that are Subsidiaries of the Fund. Certain Fund investments may be held by these SPVs. The use of leverage increases both risk of loss and profit potential. The Fund is subject to the 1940 Act requirement that an investment company satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed (including through one or more SPVs that are Subsidiaries of the Fund), measured at the time the investment company incurs the indebtedness. This means that at any given time the value of the Fund’s total indebtedness may not exceed one-third the value of its total assets (including such indebtedness). The interests of persons with whom the Fund (or SPVs that are Subsidiaries of the Fund) enters into leverage arrangements may not necessarily be aligned with the interests of the Fund’s Shareholders and such persons may have claims on the Fund’s assets that are senior to those of the Fund’s Shareholders. In addition to the risks created by the Fund’s use of leverage, the Fund is subject to the additional risk that it would be unable to timely, or at all, obtain leverage borrowing. The Fund might also be required to de-leverage, selling securities at a potentially inopportune time and incurring tax consequences. Further, the Fund’s ability to generate income from the use of leverage would be adversely affected.

Under the 1940 Act, the Fund is not permitted to issue preferred stock unless immediately after such issuance, the value of the Fund’s total assets (including the proceeds of such issuance) less all liabilities and indebtedness not represented by senior securities is at least equal to 200% of the total of the aggregate amount of senior securities representing indebtedness plus the aggregate liquidation value of any outstanding preferred stock. Stated another way, the Fund may not issue preferred stock that, together with outstanding preferred stock and debt securities, has a total aggregate liquidation value and outstanding principal amount of more than 50% of the value of the Fund’s total assets, including the proceeds of such issuance, less liabilities and indebtedness not represented by senior securities. In addition, the Fund is not permitted to declare any distribution on its common stock, or purchase any of the Fund’s shares of common stock (through repurchase offers or otherwise) unless the Fund would satisfy this 200% asset coverage requirement test after deducting the amount of such distribution or share price, as the case may be. The Fund may, as a result of market conditions or otherwise, be required to purchase or redeem preferred stock, or sell a portion of its investments when it may be disadvantageous to do so, in order to maintain the required asset coverage. Common stockholders would bear the costs of issuing additional preferred stock, which may include offering expenses and the ongoing payment of distributions. Under the 1940 Act, the Fund may only issue one class of preferred stock.

In addition, the Portfolio Fund managers may employ leverage through borrowings, and the Portfolio Fund managers and Fund are likely to directly or indirectly acquire interests in companies with highly leveraged capital structures. If income and appreciation on investments made with borrowed funds are less than the cost of the leverage, the value of the relevant portfolio or investment will decrease. Accordingly, any event that adversely affects the value of a Private Capital investment will be magnified to the extent leverage is employed. The cumulative effect of the use of leverage by the Fund or the Portfolio Funds in a market that moves adversely to the relevant investments could result in substantial losses, exceeding those that would have been incurred if leverage had not been employed.

18.	The headings and disclosure beneath the headings “Inability to Vote” within the sections entitled “Summary – Risk Factors” on page 26 of the Prospectus and “General Risks” on page 61 of the Prospectus are deleted in their entirety.

19.	The following disclosure is added immediately following the final paragraph beneath the heading “Brexit Risk” within the section entitled “Summary – Risk Factors” on page 32 of the Prospectus and final paragraph beneath the heading “Brexit Risk” within the section entitled “General Risks” on page 66 of the Prospectus:

Divergence of Resources. Neither Cliffwater nor its affiliates, including individuals employed by Cliffwater or its affiliates, are prohibited from raising money for and managing another investment entity that makes the same types of investments as those the Fund will target. As a result, the time and resources that these individuals may devote to the Fund may be diverted. In addition, the Fund may compete with any such investment entity for the same investors and investment opportunities.

20.	The following replaces the final sentence of the paragraph within the section entitled “Summary – Management” on page 33 of the Prospectus:

To the extent permitted by applicable law, the Board may delegate any of its rights, powers and authority to, among others, the officers of the Fund, any committee of the Board or Cliffwater.

21.	The following replaces the paragraph within the section previously entitled “Summary – Barings” on page 33 of the Prospectus:

Pursuant to an investment management agreement (the “Investment Management Agreement”), Cliffwater LLC, an investment adviser registered under the Advisers Act, serves as the Fund’s and the Subsidiaries’ investment adviser. Cliffwater’s principal place of business is 4640 Admiralty Way, 11th Floor, Marina del Rey, CA 90292. As of January 31, 2024, Cliffwater had approximately $22 billion in assets under management and $101 billion in assets under advisement (including discretionary and non-discretionary accounts).

22.	The section entitled “Summary – MassMutual Commitment” on page 33 of the Prospectus is deleted in its entirety.

23.	The section entitled “Summary – The Subadviser” on page 33 of the Prospectus is deleted in its entirety.

24.	The following replaces the first two paragraphs within the section entitled “Summary – Fund Services” on page 33 of the Prospectus:

The Fund has retained State Street Bank and Trust Company (the “Administrator”) to provide certain fund services, including fund administration and fund accounting services, to the Fund. The Administrator also performs actions related to the issuance and repurchase of Shares of the Fund. The Fund compensates the Administrator for these services and reimburses the Administrator for certain of its out-of-pocket expenses. See “Fund Expenses” below. The Administrator’s principal business address is 1 Iron Street, Boston, Massachusetts 02210.

25.	The following replaces the disclosure within the section entitled “Summary – Fees and Expenses” beginning on page 34 of this Prospectus:

On an ongoing basis, the Fund bears its own operating expenses. A more detailed discussion of the Fund’s expenses can be found under “Fund Expenses.”

Management Fee. As compensation under the Investment Management Agreement, the Fund pays Cliffwater a Management Fee, paid monthly in arrears, at the annual rate of 1.40% of the average daily net assets of the Fund, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of Shares or any distributions by the Fund. The Management Fee is paid to Cliffwater out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. See “Management Fee.” Cliffwater has contractually agreed to limit the Management Fee charged to the Fund to 0.00% through June 30, 2025 and to 1.00% from July 1, 2025 through June 30, 2026.

Administration Fee. The Administrator provides the Fund certain administration and accounting services. The Administrator also performs actions related to the issuance and repurchase of Shares of the Fund. The Fund compensates the Administrator for these services and reimburses the Administrator for certain of its out-of-pocket expenses. See “Services.”

Transfer Agency Fee. The Fund has retained UMB Fund Services, Inc. (“UMBFS”) to provide transfer agency services. The Fund pays UMBFS a fee for transfer agency services. See “Services.”

Pursuant to exemptive relief obtained from the SEC, the Fund is permitted to offer more than one class of Shares. The Fund may offer additional classes of Shares in the future.

26.	The following replaces the disclosure within the section entitled “Summary – Purchasing Shares” on page 35 of this Prospectus:

The minimum initial investment in Class I Shares of the Fund is $25,000,000, and the minimum additional investment in the Fund is $10,000. The stated investment minimums may be reduced for certain investors. See “Purchasing Shares” below.

Pursuant to exemptive relief obtained from the SEC, the Fund is permitted to offer more than one class of Shares. The Fund may offer additional classes of Shares in the future.

Shares are currently offered as of the first business day of each month based on the Fund’s NAV per Share as of the close of business on the business day immediately preceding such date. As used in this Prospectus, “business day” refers to any day that the New York Stock Exchange is open for business. The Fund intends to offer Shares in a continuous offering. When the Fund commences a continuous offering, the Shares will generally be offered for purchase on any business day, except that Shares may be offered more or less frequently as determined by the Fund in its sole discretion.

27.	The following replaces the disclosure within the section entitled “Summary – Repurchase of Shares by the Fund” beginning on page 35 of the Prospectus:

Shareholders do not have the right to require the Fund to redeem their Shares. Effective May 15, 2024, the Fund will have a fundamental policy to make semi-annual offers to repurchase its Shares at their per-class NAV on the date on which the repurchase price for Shares is determined (the “Valuation Date”). Each repurchase offer will be for no less than 5% nor more than 25% of the Fund’s Shares outstanding. If the value of Shares tendered for repurchase exceeds the value the Fund intended to repurchase, the Fund may determine to repurchase less than the full number of Shares tendered. In such event, Shareholders will have their Shares repurchased on a pro rata basis, and tendering Shareholders will not have all of their tendered Shares repurchased by the Fund. Shareholders tendering Shares for repurchase will be asked to give written notice of their intent to do so by the date specified in the notice describing the terms of the applicable repurchase offer, which date will be no more than fourteen (14) days prior to the Valuation Date. See “Repurchases of Shares and Transfers.”

In addition, the Fund may cause the repurchase or redemption of a Shareholder’s Shares if, among other reasons, the Board determines that such repurchase would be in the best interest of the Fund.

28.	The following replaces the fourth paragraph within the section entitled “Summary – Taxes” on page 37 of the Prospectus:

The Fund is permitted to invest up to 25% of its assets in one or more U.S. Subsidiaries to enable it to indirectly make investments that would not generate qualifying income for a RIC. Any net income that such a Subsidiary recognizes will be subject to federal and state corporate income tax, but the dividends that the Subsidiary pays to the Fund (i.e., those gains, net of the tax paid and any other expenses of the subsidiary, such as its management and advisory fees) will be eligible to be treated as “qualified dividend income” under the Code. Although it is possible that multiple Subsidiaries may be required to be aggregated for purposes of the 25% value limit described above, losses of one Subsidiary will not offset income of another Subsidiary.

29.	The following replaces the disclosure within the section entitled “Summary of Fund Expenses” beginning on page 38 of the Prospectus:

The following table illustrates the expenses and fees that the Fund expects to incur and that Shareholders can expect to bear directly or indirectly.

Class I Shares
Maximum Sales Load	None
Maximum Early Repurchase Fee (as a percentage of repurchased amount)	0.00%

ANNUAL EXPENSES (as a percentage of net assets attributable to Shares)
Management Fee(1)	1.40%
Fees and Interest Payments on Borrowed Funds(2)	0.00%
Other Expenses(2)	0.25%
Acquired Fund Fees and Expenses(3)	0.79%
Total Annual Fund Operating Expenses	2.44%
Fee Waiver(4)	(1.40)%
Total Annual Fund Operating Expenses after Fee Waiver	1.04%

(1)	The Management Fee is equal to an annual rate of 1.40% on the average daily net assets of the Fund, payable monthly in arrears. Cliffwater has entered into a written agreement providing that it will limit the Management Fee it charges the Fund to 0.00% through June 30, 2025 and to 1.00% from July 1, 2025 through June 30, 2026.
(2)	“Fees and Interest Payments on Borrowed Funds” and “Other Expenses” are estimated for the Fund’s current fiscal year. “Other Expenses” include, among other things, professional fees and other expenses that the Fund will bear, including ongoing offering costs and fees and expenses of the Administrator, transfer agent and the Fund’s Custodian.
(3)	Shareholders also indirectly bear a portion of the asset-based fees, performance or incentive fees or allocations and other expenses incurred by the Fund as an investor in the Portfolio Funds and Underlying Funds. Generally, asset-based fees payable in connection with Portfolio Fund investments will range from 1.00% to 2.00% (annualized) of the commitment amount of the Fund’s investment, and performance or incentive fees or allocations are typically 20% of a Portfolio Fund’s net profits annually, although it is possible that such amounts may be exceeded for certain Portfolio Fund managers. The “Acquired Fund Fees and Expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Portfolio Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Portfolio Funds. The “Acquired Fund Fees and Expenses” disclosed above are based on estimated amounts for the Fund’s current fiscal year.
(4)	Cliffwater has entered into a written fee waiver agreement providing that it will limit the Management Fee it charges the Fund to 0.00% through June 30, 2025 and to 1.00% from July 1, 2025 through June 30, 2026.

The purpose of the table above is to assist prospective investors in understanding the various fees and expenses Shareholders will bear directly or indirectly. For a more complete description of the various fees and expenses of the Fund, see “Management Fee,” “Fund Expenses,” “Repurchase of Shares by the Fund” and “Purchasing Shares.”

The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The example assumes that all distributions are reinvested at NAV and that the percentage amounts listed under Annual Expenses remain the same in the years shown. The assumption in the hypothetical example of a 5% annual return is required by regulation of the SEC applicable to all registered investment companies. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of Shares.

EXAMPLE

You Would Pay the Following Expenses Based on a $1,000 Investment in the Fund, Assuming a 5% Annual Return:	1 Year	3 Years	5 Years	10 Years
Class I Shares	$11	$59	$114	$264

The example is based on the annual fees and expenses set out on the table above and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. Moreover, the rate of return of the Fund may be greater or less than the hypothetical 5% return used in the example. A greater rate of return than that used in the example would increase the dollar amount of the asset-based fees paid by the Fund.

30.	The following replaces the second sentence of the final paragraph within the section entitled “Use of Proceeds” on page 43 of the Prospectus:

In addition, subject to applicable law, the Fund may maintain a portion of its assets in cash or short-term debt securities or money market funds to meet operational needs, for temporary defensive purposes, or to provide liquidity in connection with the Fund's fundamental policy, effective May 15, 2024, to make semi-annual repurchases of its Shares pursuant to Rule 23c-3 of the 1940 Act.

31.	The following replaces the paragraph beneath the heading previously entitled “Barings” within the section entitled “Management of the Fund” on page 66 of the Prospectus:

Cliffwater LLC serves as the investment adviser of the Fund and is responsible for determining and implementing the Fund’s overall investment strategy. Cliffwater is located at 4640 Admiralty Way, 11th Floor, Marina del Rey, California and is an investment adviser registered with the SEC under the Advisers Act. As of January 31, 2024, the Adviser had assets under management of $22 billion and assets under advisement (including discretionary and non-discretionary accounts) of approximately $101 billion. Mr. Stephen L. Nesbitt, an interested Trustee of the Fund, holds a controlling interest in Cliffwater.

Subject to the general supervision of the Board, and in accordance with the investment objective, policies, and restrictions of the Fund, Cliffwater is responsible for the management and operation of the Fund and the investment of the Fund’s assets. Cliffwater provides such services pursuant to the Investment Management Agreement.

32.	The heading and disclosure beneath the heading “MassMutual Commitment” within the section entitled “Management of the Fund” on page 66 of the Prospectus is deleted in its entirety.

33.	The heading and disclosure beneath the heading “BIIL” within the section entitled “Management of the Fund” on page 67 of the Prospectus is deleted in its entirety.

34.	The following replaces the disclosure beneath the heading “Portfolio Management Team” within the section entitled “Management of the Fund” on page 67 of the Prospectus:

The personnel who currently are jointly and primarily responsible for the day-to-day management of the Fund are:

Gabrielle Zadra

Gabrielle is a Senior Managing Director at Cliffwater and leads our private assets research team. Prior to joining Cliffwater in 2004, Gabrielle was with Pathway Capital Management, LLC where she led due diligence on private equity investments. Previous experience includes working in investment banking with the Banc of America Securities Technology Group. She also worked for the Service Employees International Union / AFL-CIO. She earned a BA in History and Women’s Studies with high honors from Oberlin College, and an MBA from The Anderson School at the University of California, Los Angeles.

Eric Abelson

Eric is Head of Private Equity Co-Investments at Cliffwater. Prior to joining Cliffwater in 2007, Eric was a Senior Associate with WestLB Mellon Asset Management where he performed due diligence on private equity investments. Previous experience includes working in equity management for Sit Investment Associates. He earned a BS in Environmental Economics from the University of California at Berkeley. Eric holds the Chartered Financial Analyst® designation and is a member of the CFA Institute and the CFA Society Los Angeles.

Bernard Gehlmann

Bernie is a Managing Director at Cliffwater and a member of our private assets research team. Prior to joining Cliffwater in 2016, Bernie was a Director of Investments at The Ohio State University and an Investment Officer at Ohio School Employees Retirement System. His primary responsibilities included managing diversified Endowment and Pension portfolios across private equity and real assets. He earned a BSBA in Finance and Economics from The Ohio State University, and holds the Chartered Alternative Investment Analyst® designation.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of securities in the Fund.

35.	The following replaces the disclosure beneath the heading “Investment Management Agreement” within the section entitled “Management of the Fund” beginning on page 67 of the Prospectus:

Under the general oversight of the Board, Cliffwater has been engaged to continuously furnish an investment program with respect to the Fund. Cliffwater compensates all Trustees and officers of the Fund who are members of Cliffwater’s organization and who render investment services to the Fund.

Pursuant to the Investment Management Agreement, Cliffwater agrees to manage the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objective and policies and to determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested. Subject to applicable law, Cliffwater, at its expense, may select and contract with one or more subadvisers for the Fund with respect to all or a portion of the Fund’s assets. Cliffwater bears its own operating and overhead expenses attributable to its duties under the Investment Management Agreement. The Fund bears all other costs of its operations, including, without limitation, the expenses set forth in “Fund Expenses” below.

The Investment Management Agreement between the Adviser and the Fund became effective as of February 27, 2024, and will continue in effect for an initial two-year term. Thereafter, the Investment Management Agreement will continue in effect from year to year provided such continuance is specifically approved at least annually by (i) the vote of a majority of the outstanding voting securities of the Fund or a majority of the Board, and (ii) the vote of a majority of the Independent Trustees of the Fund, cast in person at a meeting called for the purpose of voting on such approval. The Investment Management Agreement will terminate automatically if assigned (as defined in the 1940 Act), and it is terminable at any time without penalty upon sixty (60) days’ written notice to the Fund by either the Board, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser.

The Investment Management Agreement provides that, in the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, member (and any of its members, partners or shareholders, including the direct and indirect owners of its members, partners or shareholders), manager, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under the Investment Management Agreement for any act or omission in the course of, or connected with, rendering services under the Investment Management Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, or for any act or omission by the Adviser or any affiliate of the Adviser, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified. The Investment Management Agreement also provides for indemnification, to the fullest extent permitted by law, by the Fund, of the Adviser or any partner, member (and any of its members, partners or shareholders, including the direct and indirect owners of its members, partners or shareholders), manager, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from the Investment Management Agreement or the performance of any services under the Investment Management Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under the Investment Management Agreement.

A discussion regarding the basis for the Board’s approval of the Investment Management Agreement with Cliffwater will be included in the Fund’s annual report to shareholders for the fiscal year ended March 31, 2024.

36.	The following replaces the disclosure within the section entitled “Management Fee” on page 68 of the Prospectus:

The Fund has agreed to pay Cliffwater as compensation under the Investment Management Agreement a monthly fee equal to 1.40% on an annualized basis of the Fund’s average daily net assets (the “Management Fee”). The Management Fee will be paid to the Adviser before giving effect to any repurchase of Shares in the Fund effective as of that date, and will decrease the net profits or increase the net losses of the Fund that are credited to its Shareholders. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that for purposes of determining the Management Fee payable to the Adviser for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Management Fee payable to the Adviser for that month. The Management Fee will be accrued daily, and will be due and payable monthly in arrears within ten (10) business days after the end of the month. To the extent Cliffwater receives advisory fees from a Subsidiary, Cliffwater will not receive compensation from the Fund in respect of the assets of the Fund that are invested in such Subsidiary.

A portion of the Management Fee may be paid to brokers or dealers that assist in the distribution of Shares.

37.	The section entitled “Subadvisory Fee” on page 68 of the Prospectus is deleted in its entirety.

38.	The following replaces the disclosure within the section entitled “Distributor” beginning on page 68 of the Prospectus:

The Fund continuously offers the Shares at their NAV per Share through the Distributor, the principal underwriter and distributor of the Shares. The Fund has entered into a Distribution Agreement with the Distributor. Pursuant to the Distribution Agreement, the Distributor serves on a best efforts basis, subject to various conditions. It is not expected that the Distributor will purchase any Shares, nor does it intend to make a market in the Shares.

Under the Fund’s Distribution Agreement, the Distributor is also responsible for entering into agreements with broker-dealers or other financial intermediaries (each a “Selling Agent” and, collectively “Selling Agents”) to assist in the distribution of the Shares, reviewing the Fund’s proposed advertising materials and sales literature and making certain filings with regulators.

Pursuant to the Distribution Agreement, the Distributor is solely responsible for its costs and expenses incurred in connection with its qualification as a broker-dealer under state or federal laws. The Distribution Agreement also provides that the Fund will indemnify the Distributor and its affiliates and certain other persons against certain liabilities. Specifically, the Distribution Agreement provides that the Fund and Cliffwater will indemnify, defend and hold the Distributor, its employees, agents, directors and officers and any person who controls the Distributor free and harmless from and against any and all claims arising out of or based upon (i) any material action (or omission to act) of the Distributor or its agents taken in connection with the Distribution Agreement; provided that such action (or omission to act) is taken without willful misfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under the Distribution Agreement; (ii) any untrue or alleged untrue statement of a material fact contained in the Prospectus or related offering materials or any omission or alleged omission to state a material fact required to be stated in the Prospectus or related offering materials or necessary to make the statements in any Prospectus or related offering materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund or Cliffwater in connection with the preparation of the Fund’s Prospectus or related offering materials by or on behalf of the Distributor; (iii) any material breach of the agreements, representations, warranties and covenants by the Fund and Cliffwater in the Distribution Agreement; or (iv) the reliance on or use by the Distributor or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or Cliffwater.

The Distributor may engage one or more Selling Agents to participate in the distribution of Shares. Selling Agents may charge a separate fee for their service in conjunction with an investment in the Fund and/or maintenance of investor accounts. Such a fee is not a sales load imposed by the Fund or the Distributor and will be in addition to the fees charged or paid by the Fund. The payment of these fees and the effect of these fees on the performance of a shareholder’s investment in Shares will not be reflected in the performance returns of Shares.

Selling Agents may also impose terms and conditions on investor accounts and investments in the Fund that are in addition to the terms and conditions described in this Prospectus and are not imposed by the Fund, the Distributor or any other Fund service providers. These terms and conditions may affect or limit a prospective or current shareholder’s ability to purchase Shares, a current shareholder’s ability to tender Shares to the Fund for repurchase or to otherwise transact business with the Fund. Services provided by Selling Agents may vary. Shareholders investing in Shares through a Selling Agent should consult with the Selling Agent regarding the terms and conditions related to accounts held at the Selling Agent, services provided to such accounts and related service fees as well as operational limitations of the Selling Agent.

39.	The section entitled “Shareholder Servicing Plan and Distribution and Services Plan” on page 69 of the Prospectus is deleted in its entirety.

40.	The following replaces the disclosure within the section entitled “Administrative and Shareholder Services” on page 69 of the Prospectus:

The Administrator provides certain administrative and accounting services to the Fund pursuant to an Administration Agreement between the Fund and the Administrator. In consideration for these services, the Administrator is paid a monthly fee calculated based upon the average net asset value of the Fund, subject to a minimum monthly fee (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. The Fund also reimburses the Administrator for certain out-of-pocket expenses.

41.	The following section and disclosure are added immediately following the section entitled “Administrative and Shareholder Services” on page 69 of the Prospectus:

Transfer Agent

The Fund has retained UMBFS to provide transfer agency services. The Fund pays UMBFS a fee for transfer agency services.

42.	The following replaces the section heading of, and disclosures within, the section entitled “Custodian and Transfer Agent” on page 70 of the Prospectus:

Custodian

State Street Bank and Trust Company (the “Custodian”) serves as the primary custodian of the assets of the Fund and may maintain custody of such assets with U.S. and non-U.S. sub-custodians (which may be banks and trust companies), securities depositories and clearing agencies in accordance with the requirements of Section 17(f) of the 1940 Act and the rules thereunder. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of the Custodian or U.S. or non-U.S. sub-custodians in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian’s principal business address is 1 Iron Street, Boston, Massachusetts 02210. As Custodian, State Street Bank and Trust Company does not assist in, and is not responsible for, the investment decisions and policies of the Fund.

43.	The following replaces the disclosure beside the twelfth bullet point beneath the heading “Fund Operating Expenses” within the section entitled “Fund Expenses” on page 70 of the Prospectus:

the charges and expenses of any entity appointed by the Fund for custodial and paying agent services;

44.	The following replaces the heading and text under “Expense Limitation Agreement” within the section entitled “Fund Expenses” on page 71 of the Prospectus:

Fee Waiver Agreement

Cliffwater has entered into a written fee waiver agreement with the Fund providing that it will limit the Management Fee it charges the Fund to 0.00% through June 30, 2025 and to 1.00% from July 1, 2025 through June 30, 2026.

The Fund bears directly certain ongoing offering costs associated with any periodic offers of Shares, which will be expensed as they are incurred. Offering costs cannot be deducted by the Fund or the Shareholders for U.S. federal income tax purposes.

MML Investment Advisers, LLC, a previous investment adviser of the Fund, and/or its affiliates have voluntarily borne the Fund’s organizational and initial offering expenses. These expenses are not subject to recoupment.

45.	The fifth sentence of the second paragraph within the section entitled “Conflicts of Interest” on page 72 of the Prospectus is deleted in its entirety.

46.	The following replaces the first sentence of the first paragraph beneath the heading previously entitled “Allocation of the Advisers’ Time” within the section entitled “Conflicts of Interest” on page 72 of the Prospectus:

The Fund substantially relies on the Adviser to manage the day-to-day activities of the Fund and to implement the Fund’s investment strategy.

47.	The following replaces the disclosure beneath the heading “Compensation Arrangements” within the section entitled “Conflicts of Interest” on page 73 of the Prospectus:

The Adviser will receive fees in return for its services, and these fees could influence the advice provided by the Adviser. Among other matters, the compensation arrangements could affect the Adviser’s judgment with respect to offerings of equity by the Fund, which allow the Adviser to earn increased Management Fees.

48.	The following replaces the third sentence of the paragraph beneath the heading “Investments in the Fund by the Adviser” within the section entitled “Conflicts of Interest” beginning on page 73 of the Prospectus:

If the Adviser or its affiliate tenders a significant number of Shares in connection with a semi-annual repurchase offer, this could cause the repurchase offer to be oversubscribed and shareholders participating in the repurchase offer (including the Adviser or its affiliates) would only be able to have a portion of their Shares repurchased.

49.	The following replaces the disclosure beneath the heading “No Right of Redemption” within the section entitled “Repurchases of Shares and Transfers” on page 74 of the Prospectus:

A substantial portion of the Fund’s investments are illiquid. For this reason, the Fund has been structured as a closed-end investment company, which means that no Shareholder or other person holding Shares acquired from a Shareholder has the right to require the Fund to redeem any Shares on a daily basis. No public market for Shares currently exists and the Fund does not expect any trading market to develop for the Shares. As a result, Shareholders may not be able to liquidate their investment other than through repurchases of Shares by the Fund, as described below.

50.	The following replaces the heading and disclosure beneath the heading “Periodic Repurchases” within the section entitled “Repurchases of Shares and Transfers” beginning on page 74 of the Prospectus:

Offers to Repurchase

Effective May 15, 2024, the Fund will have a fundamental policy with respect to repurchases pursuant to Rule 23c-3 of the 1940 Act. The Fund will provide a limited degree of liquidity to the Shareholders by conducting repurchase offers semi-annually.

For each repurchase offer, the Board will set an amount between 5% and 25% of the Fund’s Shares based on relevant factors, including the liquidity of the Fund’s positions and the Shareholders’ desire for liquidity. A Shareholder whose Shares (or a portion thereof) are repurchased by the Fund will not be entitled to a return of any sales charge that was charged in connection with the Shareholder’s purchase of the Shares.

Shares will be repurchased at their NAV no later than the fourteenth day after the Repurchase Request Deadline, or the next business day if the fourteenth day is not a business day. Shareholders tendering Shares for repurchase will be asked to give written notice of their intent to do so by the date specified in the notice describing the terms of the applicable repurchase offer, which date will be no more than fourteen (14) days prior to the date on which the repurchase price for shares is determined (the “Valuation Date”). Shareholders who tender Shares may not have all of the tendered Shares repurchased by the Fund. If over-subscriptions occur, the Fund may elect to repurchase less than the full amount that a Shareholder requests to be repurchased. In such an event, the Fund may repurchase only a pro rata portion of the amount tendered by each Shareholder. Notwithstanding the foregoing, under certain circumstances, the Fund may, in its discretion, accept Shares tendered by Shareholders who own fewer than 100 Shares and tender all of their Shares for repurchase in a repurchase offer. In that case, these Shares would be accepted before prorating the shares tendered by other Shareholders. In addition, if a repurchase offer is oversubscribed, the Fund may offer to repurchase additional Shares in an amount determined by the Board that are tendered by an estate (an “Estate Offer”). If an Estate Offer is oversubscribed, the Fund will repurchase such Shares on a pro rata basis. As a result, there can be no assurance that the Fund will be able to repurchase all of the Shares tendered in an Estate Offer.

If the Fund repurchases any Shares pursuant to an Estate Offer, this will not affect the number of Shares that it repurchases from other Shareholders in the semi-annual repurchase offers.

In certain circumstances, the Board may require a Shareholder to tender its Shares if, among other reasons, the Board determines that continued ownership of such Shares by the Shareholder may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal consequences, or would otherwise be in the best interests of the Fund. See “Mandatory Redemption by the Fund” below.

A Shareholder who tenders for repurchase only a portion of its Shares in the Fund will be required to maintain a minimum account balance of $10,000. If a Shareholder tenders a portion of his Shares and the repurchase of that portion would cause the Shareholder’s account balance to fall below this required minimum of $10,000, the Fund reserves the right to repurchase all of such Shareholder’s outstanding Shares. Such minimum capital account balance requirement may also be waived by the Board in its sole discretion, subject to applicable federal securities laws.

In the event that the Adviser or any of its affiliates holds Shares in the Fund in the capacity of a Shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund.

51.	The following replaces the disclosure beneath the heading “Procedures for Repurchase of Shares” within the section entitled “Repurchases of Shares and Transfers” beginning on page 76 of the Prospectus:

The Fund has adopted a fundamental policy, to take effect as of May 15, 2024, to conduct semi-annual repurchase offers at NAV per Share, reduced by any applicable repurchase fee. Therefore, every six months, the Fund will offer to repurchase at NAV per Share no less than 5% of the outstanding Shares of the Fund, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). For each repurchase offer, the Board will set an amount between 5% and 25% of the Fund’s Shares based on relevant factors, including the liquidity of the Fund’s positions and the Shareholders’ desire for liquidity. The offer to purchase Shares is a fundamental policy that will take effect May 15, 2024 and may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). Shareholders will be notified in writing of each semi-annual repurchase offer, how they may request that the Fund repurchase their Shares, and the date the repurchase offer ends (the “Repurchase Request Deadline”) (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer). Shares will be repurchased at the per-class NAV per Share determined as of the close of business no later than the fourteenth day after the Repurchase Request Deadline, or the next business day if the fourteenth day is not a business day (each a “Repurchase Pricing Date”).

The time between the notification to Shareholders and the Repurchase Request Deadline is generally thirty (30) days, but may vary from no more than forty-two (42) days to no less than twenty-one (21) days. Shares tendered for repurchase by Shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. The Shareholder Notification will contain information Shareholders should consider in deciding whether to tender their Shares for repurchase.

The Shareholder Notification also will include detailed instructions on how to tender Shares for repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The Shareholder Notification also will set forth the NAV per Share that has been computed no more than seven (7) days before the date of such notification, and how Shareholders may ascertain the NAV per Share after the notification date. Payment pursuant to the repurchase will be made by checks to the Shareholder’s address of record, or credited directly to a predetermined bank account on the Repurchase Payment Date, which will be no more than seven (7) days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of Shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional amount of Shares not to exceed 2% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by Shareholders who own less than $10,000 worth of Shares and who tender all of their Shares, before prorating other amounts tendered. In addition, the Fund may accept the total number of Shares tendered in connection with required minimum distributions from an individual retirement account (“IRA”) or other qualified retirement plan. It is the Shareholder’s obligation to both notify and provide the Fund supporting documentation of a required minimum distribution from an IRA or other qualified retirement plan.

The Fund may suspend or postpone a repurchase offer only: (a) if making or effecting the repurchase offer would cause the Fund to lose its status as a RIC under the Code; (b) for any period during which the New York Stock Exchange or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of Shareholders of the Fund.

The Fund must maintain liquid assets equal to the Repurchase Offer Amount from the time that the Shareholder Notification is sent to Shareholders until the Repurchase Pricing Date. The Fund will ensure that a percentage of its net assets equal to at least 100% of the Repurchase Offer Amount consists of assets that can be sold or disposed of in the ordinary course of business at approximately the price at which the Fund has valued the investment within the time period between the Repurchase Request Deadline and the Repurchase Payment Deadline. The Board has adopted procedures that are reasonably designed to ensure that the Fund’s assets are sufficiently liquid so that the Fund can comply with the repurchase offer and the liquidity requirements described in the previous paragraph. If, at any time, the Fund falls out of compliance with these liquidity requirements, the Board will take whatever action it deems appropriate to ensure compliance.

The Fund may be required to liquidate portfolio holdings earlier than Cliffwater would have desired in order to meet the repurchase requests. Such necessary liquidations may potentially result in losses to the Fund, and may increase the Fund’s investment related expenses as a result of higher portfolio turnover rates. If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect Shareholders who do not tender their Shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income.

The Fund may cause a mandatory repurchase or redemption of all or some of the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, at NAV in accordance with the Declaration of Trust and Section 23 of the 1940 Act and Rule 23c-2 thereunder. See “Mandatory Redemption by the Fund” below.

A Shareholder tendering for repurchase only a portion of its Shares must maintain an investment balance of at least $10,000 after the repurchase is effected. If a Shareholder tenders an amount that would cause the Shareholder’s investment balance to fall below the required minimum, the Fund reserves the right to repurchase all of the Shareholder’s Shares in the Fund.

52.	The following replaces the first paragraph beneath the heading “Mandatory Redemption by the Fund” within the section entitled “Repurchases of Shares and Transfers” on page 77 of the Prospectus:

In certain circumstances, the Board may require a Shareholder to tender its Shares if, among other reasons, the Board determines that continued ownership of such Shares by the Shareholder may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Shareholder to an undue risk of adverse tax or other fiscal consequences, or would otherwise be in the best interests of the Fund. The Fund may repurchase all or any portion of the Shares of a Shareholder without consent or other action by the Shareholder or other person if the Board determines that:

53.	The following replaces the first sentence of the first paragraph beneath the heading “Dividend Reinvestment” within the section entitled “Repurchases of Shares and Transfers” on page 77 of the Prospectus:

Unless a Shareholder is ineligible or otherwise elects, all distributions of dividends (including Capital Gain Dividends (as defined below)) with respect to Shares will be automatically reinvested by the Fund in additional full and fractional Shares, which will be issued at their NAV on the ex-dividend date.

54.	The following replaces the disclosure within the section entitled “Calculation of Net Asset Value; Valuation” beginning on page 78 of the Prospectus:

General

The Fund calculates its NAV as of the close of business on each business day and at such other times as the Board may determine, including in connection with repurchases of Shares, in accordance with the procedures described below or as may be determined from time to time in accordance with policies established by the Board (each, a “Determination Date”).

The Board, including a majority of Independent Trustees, has approved valuation procedures for the Fund (the “Valuation Procedures”). The Valuation Procedures provide that the Fund will value its investments at fair value unless market quotations are “readily available” as defined in the 1940 Act. Pursuant to Rule 2a-5 under the 1940 Act, the Board has approved the delegation of day-to-day responsibility for determining fair values in accordance with the Valuation Procedures to Cliffwater as valuation designee (the “Valuation Designee”).

As a general matter, to value the Fund’s investments, the Valuation Designee will use current market values when readily available, and otherwise value the Fund’s investments with fair value methodologies that the Valuation Designee believes to be consistent with those used by the Fund for valuing its investments. These fair value calculations will involve significant professional judgment by the Valuation Designee in the application of both observable and unobservable attributes, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security. There is no single standard for determining fair value of an investment. Likewise, there can be no assurance that the Fund will be able to purchase or sell an investment at the fair value price used to calculate the Fund’s NAV. Rather, in determining the fair value of an investment for which there are no readily available market quotations, the Valuation Designee may consider several factors, including: (1) evaluation of all relevant factors, including but not limited to, pricing history, current market level, supply and demand of the respective investment; (2) comparison to the values and current pricing of investments that have comparable characteristics; (3) knowledge of historical market information with respect to the investment; (4) other factors relevant to the investment which would include, but not be limited to, duration, yield, fundamental analytical data, the Treasury yield curve, and credit quality. The Valuation Designee may also consider periodic financial statements (audited and unaudited) or other information provided by a Portfolio Fund manager. The Valuation Designee will attempt to obtain current valuation information from Portfolio Fund managers to value all fair valued investments, but it is anticipated that such information could be available on no more than a quarterly basis. Furthermore, the Board may not have the ability to assess the accuracy of the valuation information from Portfolio Fund managers.

The Valuation Designee will monitor the valuations of Fund investments, provide quarterly reporting to the Board on material changes in the valuation process pursuant to Rule 2a-5, and review any material concerns with the Board. Any such decision regarding valuation would be made in good faith, and subject to the review, reporting, and supervision of the Board. A large percentage of the securities in which the Fund invest will not have a readily ascertainable market price and will be fair valued by the Portfolio Fund manager. In this regard, a Portfolio Fund manager may face a conflict of interest in valuing the securities, as their value may affect the Portfolio Fund manager’s compensation or its ability to raise additional funds. No assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Portfolio Fund manager, the accuracy of the valuations provided by the Portfolio Fund manager, that the Portfolio Fund managers will comply with their own internal policies or procedures for keeping records or making valuations, or that the Portfolio Fund managers’ policies and procedures and systems will not change without notice to the Fund. As a result, a Portfolio Fund manager’s valuation of the securities may fail to match the amount ultimately realized with respect to the disposition of such securities.

A Portfolio Fund manager’s information could also be inaccurate due to fraudulent activity, mis-valuation or inadvertent error. The Fund may not uncover errors in valuation for a significant period of time, if ever.

Short-term securities, including bonds, notes, debentures and other debt securities, and money market instruments such as certificates of deposit, commercial paper, bankers’ acceptances and obligations of domestic and foreign banks, with maturities of 60 days or less, for which reliable market quotations are readily available shall each be valued at current market quotations as provided by an independent pricing service or principal market maker.

For equity and equity-related securities that are freely tradable and listed on a securities exchange or over-the-counter market, the Fund fair values those securities at their last sale price on that exchange or over-the-counter market on the valuation date. If the security is listed on more than one exchange, the Fund will use the price from the exchange that it considers to be the principal exchange on which the security is traded. Securities listed on the NASDAQ will be valued at the NASDAQ Official Closing Price, which may not necessarily represent the last sale price. If there has been no sale on such exchange or over-the-counter market on such day, the security will be valued at the mean between the last bid price and last ask price on such day.

Fixed income securities (other than the short-term securities as described above) shall be valued by (a) using readily available market quotations based upon the last updated sale price or a market value from an approved pricing service generated by a pricing matrix based upon yield data for securities with similar characteristics or (b) by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security. If no price is obtained for a security in accordance with the foregoing, because either an external price is not readily available or such external price is believed by the Adviser not to reflect the market value, the Valuation Designee will make a determination in good faith of the fair value of the security in accordance with the Valuation Procedures.

Prior to investing in any Portfolio Fund, the Adviser will conduct an initial due diligence review of the valuation methodologies utilized by the Portfolio Fund, which generally shall be based upon readily observable market values when available, and otherwise utilize principles of fair value that are reasonably consistent with those used by the Fund for valuing its own investments. Subsequent to investment in a Portfolio Fund, the Adviser will monitor the valuation methodologies used by each Portfolio Fund. The Fund bases its NAV on valuations of its interests in Portfolio Funds provided by the managers of the Portfolio Funds and/or their agents. These valuations involve significant judgment by the managers of the Portfolio Funds and may differ from their actual realizable value. Under certain circumstances, the Valuation Designee may modify the Portfolio Fund managers’ valuations based on updated information received since the last valuation date. The Valuation Designee may also modify valuations if the valuations are deemed to not fully reflect the fair value of the investment. Valuations will be provided to the Fund based on interim unaudited financial records of the Portfolio Funds, and, therefore, will be estimates and may fluctuate as a result. The Board, the Adviser and the Valuation Designee may have limited ability to assess the accuracy of these valuations.

There can be changes in the valuation(s) when the Valuation Designee determines the fair value of the Fund’s direct investments, the Valuation Designee updates the prior month-end or quarterly valuations by incorporating the latest available financial data for such direct investments, as well as any cash flow activity related to the investments during the month or quarter. On a quarterly basis, the Valuation Designee will value the Fund’s direct investments utilizing the valuation methodology it deems most appropriate and consistent with widely recognized valuation methodologies and market conditions.

In circumstances in which market quotations are not readily available or are deemed unreliable, or in the case of the valuation of private, direct investments, such investments may be valued as determined in good faith using methodologies approved by the Board. In these circumstances, the Fund determines fair value in a manner that seeks to reflect the market value of the security on the valuation date based on consideration by the Valuation Designee of any information or factors deemed appropriate. The Valuation Designee may engage third party valuation consultants on an as-needed basis to assist in determining fair value.

Within the parameters of the Valuation Procedures, the valuation methodologies used to value Direct Investments and other Fund Investments will involve subjective judgements and projections which may or may not turn out to be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations of Fund Investments will only be estimates of fair value. Because these fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of the Fund’s assets may differ from their actual realizable value or future value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond the Fund’s control and the control of the Adviser, the portfolio managers and the Adviser’s independent valuation agents. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficulty to obtain in time of law transaction volume because there are fewer market transactions that can be considered in the context of the valuation.

Suspension of Calculation of Net Asset Value

As noted above, the Administrator calculates the Fund’s NAV as of the close of business on each business day. However, there may be circumstances where it may not be practicable to determine an NAV, including, but not limited to during any period when the principal stock exchanges for securities in which the Fund has invested its assets are closed other than for weekends and customary holidays (or when trading on such exchanges is restricted or suspended), or an emergency exists as determined by the SEC, making securities sales or determinations of NAV not practicable, or the SEC permits a delay for the protection of shareholders. In such circumstances, the Board (after consultation with the Adviser) may suspend the calculation of NAV. The Fund will not accept subscriptions for Shares if the calculation of NAV is suspended, and the suspension may require the termination of a pending repurchase offer by the Fund (or the postponement of the Valuation Date for a repurchase offer). Notwithstanding a suspension of the calculation of NAV, the Fund will be required to determine the value of its assets and report NAV in its semi-annual and annual reports to Shareholders and in its reports on Form N-PORT filed with the SEC after the end of the first and third quarters of the Fund’s fiscal year. The Administrator will resume calculation of the Fund’s NAV after the Board (in consultation with the Adviser) determines that conditions no longer require suspension of the calculation of NAV.

55.	The final paragraph beneath the heading “Taxation of the Fund” within the section entitled “Certain Tax Considerations” on page 82 of the Prospectus is deleted in its entirety.

56.	The following replaces the disclosure within the section entitled “Description of Shares” on page 90 of the Prospectus:

The Fund currently offers one class of Shares designated as Class I Shares. While the Fund presently plans to offer one class of Shares, from time to time, the Board may create and offer additional classes of Shares, or may vary the characteristics of the Class I Shares described herein. All Shares of the Fund have equal rights to the payment of dividends and other distributions and the distribution of assets upon liquidation. Shares are, when issued, fully paid and non-assessable by the Fund and have no pre-emptive, exchange or conversion rights or rights to cumulative voting.

Pursuant to exemptive relief obtained from the SEC, the Fund is permitted to offer more than one class of Shares. The Fund may offer additional classes of Shares in the future.

57.	The following replaces the first three paragraphs beneath the heading “Purchase Terms” within the section entitled “Purchasing Shares” on page 90 of the Prospectus:

The minimum initial investment in the Fund is $25,000,000, and the minimum additional investment in the Fund is $10,000.

Shares may be purchased by principals and employees of the Adviser or its affiliates and their immediate family members without being subject to the minimum investment requirements.

The Fund’s Shares are currently offered as of the first business day of each month based on the Fund’s NAV per Share as of the close of business on the business day immediately preceding such date. The Fund intends to offer Shares in a continuous offering. When the Fund commences a continuous offering, the Shares will generally be offered for purchase on any business day, which is any day the New York Stock Exchange is open for business, except that Shares may be offered more or less frequently as determined by the Fund in its sole discretion.

58.	The following replaces the disclosure beneath the heading “Summary of the Declaration of Trust” beginning on page 91 of the Prospectus:

The Fund is a statutory trust established under the laws of State of Delaware by a Fourth Amended and Restated Certificate of Trust dated as of February 27, 2024. The Fund’s Declaration of Trust authorizes the issuance of an unlimited number of common shares of beneficial interest. The Declaration of Trust provides that the Trustees may authorize separate and distinct classes of Shares of beneficial interest of the Fund. The Board may from time to time, without a vote of shareholders or any class, divide or combine the shares (without thereby changing the proportionate beneficial interest of the shares or a class in the assets held with respect to the Fund or such class), or reclassify the shares or a class into shares of one or more classes (whether the shares to be classified or reclassified are issued and outstanding or unissued and whether such shares constitute part or all of the shares of the Fund or such class).

Shareholders of a class of shares are entitled to share in proportion to the number of shares of such class held in dividends declared by the Board payable to holders of such class of shares and in the net assets of the Fund available for distribution to holders of such class of shares upon liquidation.

Shareholders have no pre-emptive rights. The Trustees may, from time to time, establish requirements and procedures for exchange or conversion rights. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, the Trustees may distribute the remaining assets of the Fund among the classes of shares of the Fund in proportion to the number of shares of that class held by them and recorded on the books of the Fund.

The Board may classify or reclassify any unissued shares or any shares previously issued and reacquired of the Fund into shares of any class by redesignating such shares or by setting or changing in any one or more respects, from time to time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of repurchase of such shares. Any such classification or reclassification will comply with the provisions of the Declaration of Trust and the 1940 Act.

Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of the Declaration of Trust.

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. Subject to any limitations on the term of service imposed by the By-laws or any retirement policy adopted by the Trustees, each Trustee shall hold office during the existence of the Fund, and until its termination as provided in the Declaration of Trust. A Trustee may be removed from office with or without cause only by a written instrument signed by a majority of the number of Trustees prior to such removal, specifying the date when such removal shall become effective. Except as described below, the Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, repurchase offer, sale or transfer of substantially all of the Fund’s assets or liquidation. The Declaration of Trust requires that before bringing any derivative action on behalf of the Fund, Shareholders must make a pre-suit demand upon the Board to bring the subject action unless such effort is not likely to succeed. A pre-suit demand shall only be deemed not likely to succeed if a majority of the Board has a personal financial interest in the transaction at issue, and a Trustee shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a demand by virtue of such Trustee’s receipt of remuneration from the Fund for service as Trustee or on the boards of entities under common management or otherwise affiliated with the Fund. In addition, unless demand is excused, Shareholders in the aggregate holding at least 10% of the Fund’s outstanding Shares (or at least 10% of the Class to which the action relates) must join the request for the Board to commence such action. Decisions made by the Board in good faith are binding. Unless demand is excused, the Board must be given a reasonable amount of time to consider the Shareholder request, and the Board may retain advisors while considering the merits of the Shareholder request. Shareholders bringing a derivative action must undertake to reimburse the Fund for the expenses of any advisor retained to assist in considering the merits of the Shareholder request if the Board determines not to take action. These provisions regarding derivative actions do not apply to claims arising under the federal securities laws.

No provision in the Declaration of Trust shall limit or eliminate any duty under the federal securities laws, including the fiduciary duties of loyalty and care, a Trustee or officer owes to the Fund with respect to claims asserted under the federal securities laws.

Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions.

59.	The following replaces the disclosure within the section entitled “Independent Registered Public Accounting Firm; Legal Counsel” on page 92 of the Prospectus:

Cohen & Company, Ltd., located at 342 North Water Street, Suite 830 Milwaukee, Wisconsin 53202, serves as the independent registered public accounting firm of the Fund.

Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996, serves as counsel to the Fund and the Independent Trustees of the Fund.

As of the Effective Date, the following changes are made to the SAI:

1.	The following is added as above the heading entitled “INVESTMENT POLICIES AND PRACTICES” on page 3 of the SAI:

GENERAL INFORMATION

The Fund is a Delaware statutory trust organized on May 24, 2021, and is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

Effective September 27, 2022, (i) the investment adviser and administrator for the Fund changed from MML Investment Advisers, LLC (“MML Advisers”) to Barings, LLC (“Barings”); (ii) Baring International Investment Limited (“BIIL”), which had previously served as investment subadviser to the Fund, was re-appointed as the Fund’s investment subadviser; and (iii) MML Distributors LLC ceased to serve as the Fund’s principal underwriter. Also effective September 27, 2022, the Fund changed its name from “MassMutual AccessSM Pine Point Fund” to “Barings Access Pine Point Fund.” Effective December 16, 2022, the Fund further changed its name from “Barings Access Pine Point Fund” to “Barings Private Equity Opportunities and Commitments Fund.”

Effective February 27, 2024, (i) the investment adviser of the Fund changed from Barings to Cliffwater LLC (“Cliffwater” or the “Adviser”); (ii) BIIL ceased to serve as the Fund’s investment subadviser; (iii) State Street Bank and Trust Company serves as the Fund’s administrator; (iv) UMB Fund Services, Inc. serves as the Fund’s transfer agent, (v) Foreside Fund Services, LLC serves as the Fund’s principal underwriter; and (vi) the name of the Fund was changed from “Barings Private Equity Opportunities and Commitments Fund” to “Cascade Private Capital Fund.”

2.	The following replaces the disclosures within the section entitled “FUNDAMENTAL POLICIES” beginning on page 3 of the SAI:

The Fund’s fundamental policies, which are listed below, may not be changed without the affirmative vote of a majority of the outstanding voting securities of the Fund. As defined by the 1940 Act, the vote of a “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of the shareholders of the Fund (the “Shareholders”), duly called, (i) of 67% or more of the Shares represented at such meeting, if the holders of more than 50% of the outstanding Shares are present in person or represented by proxy or (ii) of more than 50% of the outstanding Shares, whichever is less. Within the limits of the fundamental policies of the Fund, the management of the Fund has reserved freedom of action.

The Fund may:

(1)	borrow money and issue senior securities (as defined under the 1940 Act), except as prohibited under the 1940 Act, the rules and regulations thereunder (except as permitted by an exemption therefrom), as such statute, rules or regulations may be amended or interpreted by the SEC from time to time.

(2)	underwrite securities issued by other persons, except as prohibited under the 1940 Act, the rules and regulations thereunder (except as permitted by an exemption therefrom), as such statute, rules or regulations may be amended or interpreted by the SEC from time to time.

(3)	make loans, except as prohibited under the 1940 Act, the rules and regulations thereunder (except as permitted by an exemption therefrom), as such statute, rules or regulations may be amended or interpreted by the SEC from time to time.

(4)	purchase or sell commodities or real estate, except as prohibited under the 1940 Act, the rules and regulations thereunder (except as permitted by an exemption therefrom), as such statute, rules or regulations may be amended or interpreted by the SEC from time to time.

(5)	not concentrate investments in a particular industry or group of industries, as concentration is defined under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time, except that the Fund may invest without limitation in securities issued or guaranteed by the U.S. government, its agencies or instrumentalities and repurchase agreements involving such securities or tax-exempt obligations of state or municipal governments and their political subdivisions.

Any restriction on investments or use of assets, including, but not limited to, market capitalization, geographic, rating and/or any other percentage restrictions, set forth in this SAI or the Fund’s Prospectus shall be measured only at the time of investment, and any subsequent change, whether in the value, market capitalization, rating, percentage held or otherwise, will not constitute a violation of the restriction, other than with respect to investment restriction (1) above related to borrowings by the Fund. For purposes of determining compliance with investment restriction (5) above related to concentration of investments, Portfolio Funds are not considered part of any industry or group of industries, and the Fund may indirectly concentrate in a particular industry or group of industries through its investments in one or more Portfolio Funds.

The Fund’s investment policies and restrictions apply only to investments made by the Fund directly (or any account consisting solely of the Fund’s assets) and do not apply to the activities and the transactions of the Portfolio Funds.

In addition to the above, the Fund has adopted the following additional fundamental policies effective as of May 15, 2024:

•	it will make semi-annual repurchase offers for no less than 5% and not more than 25% (except as permitted by Rule 23c-3 under the 1940 Act (“Rule 23c-3”) of the Shares outstanding at per-class net asset value (“NAV”) per Share (measured on the repurchase request deadline) less any repurchase fee, unless suspended or postponed in accordance with regulatory requirements;

•	each repurchase request deadline will be determined in accordance with Rule 23c-3, as may be amended from time to time. Currently, Rule 23c-3 requires the repurchase request deadline to be no less than 21 and no more than 42 days after the Fund sends a notification to Shareholders of the repurchase offer; and

•	each repurchase pricing date will be determined in accordance with Rule 23c-3, as may be amended from time to time. Currently, Rule 23c-3 requires the repurchase pricing date to be no later than the 14th day after a repurchase request deadline, or the next business day if the 14th day is not a business day.

THE FUND MAY CHANGE ITS INVESTMENT OBJECTIVE, POLICIES, RESTRICTIONS, STRATEGIES, AND TECHNIQUES.

Except as otherwise indicated, the Fund may change its investment objectives and any of its policies, restrictions, strategies, and techniques without Shareholder approval. The investment objective of the Fund is not a fundamental policy of the Fund and may be changed by the Board of Trustees of the Fund (the “Board”) without the vote of a majority (as defined by the 1940 Act) of the Fund’s outstanding Shares.

3.	The following replaces the first sentence of the first paragraph within the section entitled “ADDITIONAL INFORMATION ON INVESTMENT TECHNIQUES OF THE FUND AND RELATED RISKS” on page 4 of the SAI:

As discussed in the Prospectus, the Fund’s investment objective is to generate long-term capital appreciation by investing in a portfolio of private equity, Private Debt, and other private market investments that provide attractive risk-adjusted return potential.

4.	The following replaces the first three paragraphs within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 6 of the SAI:

The Fund has a Board comprised of four Trustees, a majority of which are not “interested persons” (as defined in the 1940 Act) of the Fund (collectively, the “Independent Trustees”). The Board is generally responsible for the management and oversight of the business and affairs of the Fund. The Trustees formulate the general policies of the Fund, approve contracts, and authorize Fund officers to carry out the decisions of the Board. To assist them in this role, the Independent Trustees have retained independent legal counsel. The Trustees and principal officers of the Fund are listed below together with information on their positions with the Fund, address, and year of birth, as well as their principal occupations during at least the past five years and their other current principal business affiliations.

The Board will hold regularly scheduled meetings four times each year. In addition, the Board may hold special in-person or telephonic meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. The Board has appointed an Independent Trustee as Chairperson of the Fund. The Chairperson presides at Board meetings and may call a Board or committee meeting when he or she deems it necessary. The Chairperson serves as a key point person for dealings between management and the Trustees and may generally facilitate communications among the Trustees, and between the Trustees and the Fund’s management, officers, and independent legal counsel, between meetings. The Chairperson may also perform such other functions as may be requested by the Board from time to time. The Board has established the two standing committees described below, and may form working groups or ad hoc committees as needed.

The Board believes this leadership structure is appropriate because it allows the Board to exercise informed and independent judgment over matters under its purview and allocates areas of responsibility among committees or working groups of Trustees and the full Board in a manner that enhances effective oversight. The Board also believes that having a majority of Independent Trustees is appropriate and in the best interest of the Fund’s Shareholders. However, in the Board’s opinion, having interested persons serve as Trustees brings both corporate and financial viewpoints that are significant elements in its decision-making process. The Board reviews its leadership structure at least annually and may make changes to it at any time, including in response to changes in the characteristics or circumstances of the Fund.

5.	The following replaces the disclosure beneath the heading “Independent Trustees” within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 7 of the SAI:

Name, Address and Year of Birth	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Trustee	Other Directorships Held by Trustee During Past 5 Years
Paul S. Atkins Year of Birth: 1958 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Trustee	Since February 2024	Chief Executive Officer and Founder, Patomak Global Partners, LLC (financial services consulting firm) (2009-Present); Independent Chairman of the Board and Director, BATS Global Markets, Inc. (2012 – 2015); Member, Congressional Oversight Panel for TARP (2009 – 2010); Commissioner, U.S. Securities and Exchange Commission (2002 – 2008); Principal, PricewaterhouseCoopers LLP (1994 – 2002).	3	None
Dominic Garcia Year of Birth: 1978 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Trustee	Since February 2024	Chief Pension Investment Strategist, CBRE Investment Management (June 2021 – Present); Advisory Board of Milken Institute for Public Finance (2021 – Present); Chief Investment Officer, New Mexico Public Employees Retirement Association (2017 – June 2021); Research Advisory Board Member, University of North Carolina Keenan Institute of Private Markets and the University of Chicago Harris Center for Municipal Finance (2020 to Present); Trustee and Chair, the Santa Fe Preparatory School endowment (2020 – Present); Senior Adviser, Moneybyrd (2023-Present).	3	Coller Secondaries Private Equity Fund (registered investment company)
Paul J. Williams Year of Birth: 1956 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Trustee and Board Chairperson	Since February 2024	Investment Consultant, Texas Association of Counties (1995 – 2020); Chief Investment Officer, Texas County & District Retirement System (1999 – 2018).	3	None

*	The fund complex consists of the Fund, Cliffwater Corporate Lending Fund and Cliffwater Enhanced Lending Fund.

6.	The following replaces the headings and disclosure beneath the headings “Interested Trustee” and “Officers” within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 8 of the SAI:

Interested Trustee and Officers

Name, Address and Year of Birth	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Trustee	Other Directorships Held by Trustee During Past 5 Years
Stephen L. Nesbitt** Year of Birth: 1953 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Trustee and President	Since February 2024	Chief Executive Officer and Chief Investment Officer, Cliffwater LLC (2004 – Present).	3	None
Lance J. Johnson Year of Birth: 1967 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Treasurer	Since February 2024	Chief Operations Officer, Cliffwater LLC (2014 – Present); Senior Vice President, Brown Brothers Harriman & Co. (financial services firm) (2013 – 2014).	N/A	N/A
Joshua B. Deringer Year of Birth: 1974 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Secretary	Since February 2024	Partner, Faegre Drinker Biddle & Reath LLP (2020 – Present); Partner, Drinker Biddle & Reath LLP (2009 – 2020).	N/A	N/A
Bernadette Murphy Year of Birth: 1964 c/o UMB Fund Services, Inc. 235 West Galena St., Milwaukee, WI 53212	Chief Compliance Officer	Since February 2024	Managing Director, Vigilant Compliance, LLC (regulatory compliance solutions firm) (2018 – Present); Director of Compliance and Operations, B. Riley Capital Management, LLC (investment advisory firm) (2017 – 2018); Chief Compliance Officer, Dialectic Capital Management, LP (investment advisory firm) (2015 – 2018).	N/A	N/A

*	The fund complex consists of the Fund, Cliffwater Corporate Lending Fund and Cliffwater Enhanced Lending Fund.

**	Mr. Nesbitt is deemed an interested person of the Fund because he is an officer and control person of Cliffwater.

Each Trustee of the Fund serves until the next meeting of shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor or until he or she dies, resigns, or is removed.

The Chairperson is elected to hold such office for a term of three years or until their successor is elected and qualified to carry out the duties and responsibilities of their office, or until he or she retires, dies, resigns, is removed, or becomes disqualified.

The President, Treasurer, and Secretary and such other officers as the Trustees may in their discretion from time to time elect shall hold such office until their respective successors shall have been chosen and qualified.

Each officer and the Chairperson shall hold office at the pleasure of the Trustees.

7.	The following replaces the disclosure beneath the heading “Additional Information About the Trustees” within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 11 of the SAI:

The Board believes that each of the Trustees’ experience, qualifications, attributes and skills on an individual basis, and in combination with those of the other Trustees, lead to the conclusion that each Trustee should serve in such capacity. Among the attributes common to all Trustees is the ability to review critically, evaluate, question and discuss information provided to them, to interact effectively with the other Trustees, Cliffwater, the Fund’s other service providers, counsel and the independent registered public accounting firm, and to exercise effective business judgment in the performance of their duties as Trustees. A Trustee’s ability to perform his or her duties effectively may have been attained through the Trustee’s business, consulting, and public service; experience as a board member of non-profit entities or other organizations; education or professional training; and/or other life experiences. In addition to these shared characteristics, set forth below is a brief discussion of the specific experience, qualifications, attributes or skills of each Trustee.

Paul S. Atkins. Mr. Atkins has more than 36 years of experience in the financial services industry, including as a Commissioner of the SEC, former principal of PricewaterhouseCoopers LLP and securities lawyer.

Dominic Garcia. Mr. Garcia has more than 17 years of experience in the financial services industry.

Paul J. Williams. Mr. Williams has more than 41 years of experience in the financial services industry.

Stephen L. Nesbitt. Mr. Nesbitt has more than 41 years of experience in the financial services industry.

Specific details regarding each Trustee’s principal occupations during the past five years are included in the table above.

8.	The following replaces the disclosure beneath the heading “Trustee Ownership of Securities” within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 14 of the SAI:

The following table sets forth the dollar range of equity securities beneficially owned by each Trustee in the Fund and the family of investment companies as of December 31, 2023:

	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies*
Independent Trustees
Paul S. Atkins	None	Over $100,000
Dominic Garcia	None	$0
Paul J. Williams	None	Over $100,000
Interested Trustee
Stephen L. Nesbitt	None	Over $100,000

*	Family of Investment Companies includes the Fund, Cliffwater Corporate Lending Fund and Cliffwater Enhanced Lending Fund.

9.	The following replaces the disclosure beneath the heading “Independent Trustee Ownership of Securities” within the section entitled “BOARD OF TRUSTEES AND OFFICERS” beginning on page 14 of the SAI:

As of December 31, 2023, none of the Independent Trustees (or their immediate family members) owns securities of Cliffwater, the Distributor or of an entity controlling, controlled by or under common control with Cliffwater or the Distributor.

10.	The following replaces the disclosure beneath the heading “The Adviser” within the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES” beginning on page 15 of the SAI:

Cliffwater LLC serves as the investment adviser to the Fund. Cliffwater is located at 4640 Admiralty Way, 11th Floor, Marina del Rey, California and is an investment adviser registered with the SEC under the Advisers Act. Mr. Stephen L. Nesbitt, an interested Trustee of the Fund, holds a controlling interest in Cliffwater LLC. Subject to the general supervision of the Board, and in accordance with the investment objective, policies, and restrictions of the Fund, Cliffwater is responsible for the management and operation of the Fund and the investment of the Fund’s assets. Cliffwater provides such services to the Fund pursuant to the Investment Management Agreement.

The Investment Management Agreement between the Adviser and the Fund became effective as of February 27, 2024, and will continue in effect for an initial two-year term. Thereafter, the Investment Management Agreement will continue in effect from year to year provided such continuance is specifically approved at least annually by (i) the vote of a majority of the outstanding voting securities of the Fund or a majority of the Board, and (ii) the vote of a majority of the Independent Trustees of the Fund, cast in person at a meeting called for the purpose of voting on such approval. The Investment Management Agreement will terminate automatically if assigned (as defined in the 1940 Act), and it is terminable at any time without penalty upon sixty (60) days’ written notice to the Fund by either the Board, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser.

The Investment Management Agreement provides that, in the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, member (and any of its members, partners or shareholders, including the direct and indirect owners of its members, partners or shareholders), manager, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under the Investment Management Agreement for any act or omission in the course of, or connected with, rendering services under the Investment Management Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, or for any act or omission by the Adviser or any affiliate of the Adviser, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified. The Investment Management Agreement also provides for indemnification, to the fullest extent permitted by law, by the Fund, of the Adviser or any partner, member (and any of its members, partners or shareholders, including the direct and indirect owners of its members, partners or shareholders), manager, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from the Investment Management Agreement or the performance of any services under the Investment Management Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under the Investment Management Agreement.

In consideration of the advisory and other services provided by Cliffwater to the Fund under the Investment Management Agreement, the Fund pays Cliffwater a monthly fee equal to 1.40% on an annualized basis of the Fund’s average daily net assets (the “Management Fee”). The Management Fee will be paid to the Adviser before giving effect to any repurchase of Shares in the Fund effective as of that date, and will decrease the net profits or increase the net losses of the Fund that are credited to its Shareholders. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that for purposes of determining the Management Fee payable to the Adviser for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Management Fee payable to the Adviser for that month. The Management Fee will be accrued daily, and will be due and payable monthly in arrears within ten (10) business days after the end of the month. To the extent Cliffwater receives advisory fees from a Subsidiary, Cliffwater will not receive compensation from the Fund in respect of the assets of the Fund that are invested in such Subsidiary.

A portion of the Investment Management Fee may be paid to brokers or dealers that assist in the distribution of Shares.

11.	The heading and disclosure beneath the heading “Subadviser” within the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES” on page 16 of the SAI is deleted in its entirety.

12.	The following replaces the disclosure under the heading “Compensation of Management Team” within the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES” beginning on page 18 of the SAI:

Cliffwater and the Portfolio Managers may manage multiple funds and/or other accounts, and as a result may be presented with one or more of the following actual or potential conflicts:

The management of multiple funds and/or other accounts may result in Cliffwater or a Portfolio Manager devoting unequal time and attention to the management of each fund and/or other account. Cliffwater seeks to manage such competing interests for the time and attention of a Portfolio Manager by having the Portfolio Manager focus on a particular investment discipline. Other accounts managed by a Portfolio Manager may not be managed using the same investment models that are used in connection with the management of the Fund.

If Cliffwater or a Portfolio Manager identifies a limited investment opportunity which may be suitable for more than one fund or other account, a fund may not be able to take full advantage of that opportunity due to an allocation of filled purchase or sale orders across all eligible funds and other accounts. To deal with these situations, Cliffwater has adopted procedures for allocating portfolio transactions across multiple accounts.

Cliffwater has adopted certain compliance procedures which are designed to address these types of conflicts. However, there is no guarantee that such procedures will detect each and every situation in which a conflict arises.

13.	The following replaces the disclosure under the heading “Other Accounts Managed by the Portfolio Managers” within the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES” beginning on page 18 of the SAI:

In addition to the Fund (for purposes of this section, the “Fund” includes the Subsidiaries, unless otherwise indicated), the Fund’s Portfolio Managers manage, or are affiliated with, other accounts, including other pooled investment vehicles. The table below identifies the number of accounts for which the Portfolio Managers have day-to-day management responsibilities and the total assets in such accounts with respect to which the advisory fee is based on the performance of the account, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts, as of February 20, 2024.

	Number of Accounts	Assets of Accounts (in millions)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in millions)
Gabrielle Zadra
Registered Investment Companies	0	N/A	0	N/A
Other Pooled Investment Vehicles	0	N/A	0	N/A
Other Accounts	0	N/A	0	N/A

Eric Abelson
Registered Investment Companies	0	N/A	0	N/A
Other Pooled Investment Vehicles	0	N/A	0	N/A
Other Accounts	0	N/A	0	N/A

Bernard Gehlmann
Registered Investment Companies	0	N/A	0	N/A
Other Pooled Investment Vehicles	0	N/A	0	N/A
Other Accounts	0	N/A	0	N/A

14.	The following replaces the disclosure under the heading “Portfolio Management Team Ownership of Securities in the Fund” within the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES” on page 19 of the SAI:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund*
Gabrielle Zadra	None
Eric Abelson	None
Bernard Gehlmann	None

*	As of February 27, 2024.

15.	The following replaces the third paragraph within the section entitled “PORTFOLIO TRANSACTIONS AND BROKERAGE ALLOCATION” on page 19 of the SAI:

Under the Investment Management Agreement and as permitted by Section 28(e) of the Exchange Act and to the extent not otherwise prohibited by applicable law, the Adviser may cause the Fund to pay a broker-dealer that provides brokerage and research services to the investment adviser an amount of commission for effecting a securities transaction for the Fund in excess of the amount other broker-dealers would have charged for the transaction if the Adviser determines in good faith that the greater commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker-dealer viewed in terms of either a particular transaction or Adviser's overall responsibilities to the Fund and to its other clients. The term “brokerage and research services” includes: providing advice as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or of purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and effecting securities transactions and performing functions incidental thereto such as clearance and settlement.

16.	The following replaces the disclosure within the section entitled “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; LEGAL COUNSEL” on page 20 of the SAI:

Cohen & Company, Ltd., located at 342 North Water Street, Suite 830 Milwaukee, Wisconsin 53202, serves as the independent registered public accounting firm of the Fund.

Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996, serves as counsel to the Fund and the Independent Trustees of the Fund.

17.	The following replaces the paragraph within the section entitled “DISTRIBUTOR” on page 21 of the SAI:

Foreside Fund Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (dba ACA Group) (the “Distributor”), acts as the principal underwriter of the Fund's shares. The Distributor's principal business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

18.	The following replaces the disclosure within the section entitled “ORGANIZATION AND MANAGEMENT OF WHOLLY-OWNED SUBSIDIARIES” beginning on page 21 of the SAI:

The Fund may make investments through direct and indirect wholly owned Subsidiaries. Such Subsidiaries will not be registered under the 1940 Act; however, the Fund will wholly own and control any Subsidiaries. The Board has oversight responsibility for the investment activities of the Fund, including its investment in any Subsidiary, and the Fund’s role as sole direct or indirect shareholder of any Subsidiary. To the extent applicable to the investment activities of a Subsidiary, the Subsidiary will follow the same compliance policies and procedures as the Fund. The Fund would “look through” any such Subsidiary to determine compliance with its investment policies.

The Fund is permitted to invest up to 25% of its assets in one or more U.S. Subsidiaries to enable it to indirectly make investments that would not generate qualifying income for a RIC. Any net income that such a Subsidiary recognizes will be subject to federal and state corporate income tax, but the dividends that the Subsidiary pays to the Fund (i.e., those gains, net of the tax paid and any other expenses of the subsidiary, such as its management and advisory fees) will be eligible to be treated as “qualified dividend income” under the Code. Although it is possible that multiple Subsidiaries may be required to be aggregated for purposes of the 25% value limit described above, losses of one Subsidiary will not offset income of another Subsidiary.

Each Subsidiary may enter into contracts for the provision of custody services and fund administration and accounting services with the same service providers who provide those services to the Fund. A Subsidiary bears the fees and expenses incurred in connection with the services that it receives pursuant to each of these separate agreements and arrangements. The Fund expects that the expenses borne by the Subsidiaries will not be material in relation to the value of the Fund’s assets.

For purposes of adhering to the Fund’s compliance policies and procedures, Cliffwater treats the assets of the Subsidiaries as if the assets were held directly by the Fund. The Adviser makes periodic reports to the Fund’s Board regarding the management and operations of the Subsidiaries.

The financial information of each Subsidiary is consolidated into the Fund’s financial statements, as contained within the Fund’s registration statement and annual and semiannual reports that will be provided to Shareholders.

By investing in the Subsidiaries, the Fund is indirectly exposed to the risks associated with each Subsidiary’s investments. The Portfolio Funds and other investments held by the Subsidiaries are subject to the same risks that would apply to similar investments if held directly by the Fund. The Subsidiaries are subject to the same principal risks to which the Fund is subject (as described in the Fund’s prospectus). There can be no assurance that the investment objective of the Subsidiaries will be achieved. The Subsidiaries are not registered under the 1940 Act, but the Subsidiaries will comply with certain sections of the 1940 Act and be subject to the same policies and restrictions as the Fund. The Fund wholly owns and controls the Subsidiaries, and the Fund and the Subsidiaries are managed by Cliffwater, making it unlikely that the Subsidiaries will take action contrary to the interests of the Fund and Shareholders. The Fund’s Board has oversight responsibility for the investment activities of the Fund, including its investment in the Subsidiaries, and the Fund’s role as sole member of each Subsidiary. In managing each Subsidiary’s investment portfolio, Cliffwater manages each Subsidiary’s portfolio in accordance with the Fund’s investment policies and restrictions.

Changes in the tax laws of the United States and/or state law could result in the inability of the Subsidiary to operate as described in the prospectus and this SAI and could adversely affect the Subsidiary and its members.

19.	The following replaces Appendix A to the SAI:

APPENDIX A -PROXY VOTING POLICY AND PROCEDURES

CLIFFWATER LLC

PROXY POLICY AND PROCEDURE

Rule 206(4)-6 of the Advisers Act requires a registered investment adviser that exercises voting authority with respect to client securities to: (i) adopt written policies reasonably designed to ensure that the investment adviser votes in the best interest of its clients and addresses how the investment adviser will deal with material conflicts of interest that may arise between the investment adviser and its clients; (ii) disclose to its clients information about such policies and procedures; and (iii) upon request, provide information on how proxies were voted.

For its non-discretionary clients, Cliffwater does not have authority to vote client securities. These clients will receive their proxies, corporate actions, consents and other solicitations directly from their custodian or the relevant issuer or investment fund. These clients may contact their client service professionals with questions about a particular solicitation.

For its discretionary clients, Cliffwater generally takes responsibility for ensuring that proxies solicited by, or with respect to, the issuers of securities held in the client’s investment account, and corporate actions and consents sought by such issuers (including tender offers and rights offerings) are voted. In most cases, the managers of the commingled funds and separate accounts holding the assets vote the proxy solicitations. However, Cliffwater will take such action in limited circumstances which may include private partnership amendments and consents and in the event that an individual security is held by the client outside of a commingled fund or separate account where the manager votes the securities. Cliffwater’s discretionary clients may also retain the right to vote any proxies or take action relating to specified securities held in the client’s investment account, provided the client gives timely written notice to Cliffwater.

Cliffwater will not put its own interests ahead of those of any of its client and will resolve any possible conflicts between its interests and those of the client in favor of the client. When voting proxies, Cliffwater follows procedures designed to identify and address material conflicts of interest that may arise between its interests and those of its clients. Accordingly, prior to voting any proxy, Cliffwater will determine whether a material conflict of interest exists. A conflict of interest will be considered material to the extent that it is determined that the conflict has the potential to influence Cliffwater’s decision making in voting the proxy. If Cliffwater determines that there is a material conflict of interest related to the proxy solicitation, Cliffwater will take appropriate action to resolve the conflict which may include abstaining from a particular vote.

Cliffwater will seek to act solely in the best interests of its clients when exercising its voting authority. Cliffwater determines whether and how to vote proxies on a case-by-case basis. In making such determination, Cliffwater: (i) will attempt to consider all aspects of the vote that could affect the value of the issuer or that of the relevant client, (ii) will vote in a manner that it believes is consistent with the relevant client’s stated objectives, (iii) generally will vote in accordance with the recommendation of the issuing company’s management on routine and administrative matters, unless Cliffwater has a particular reason to vote to the contrary, and (iv) may not vote at all to the extent the outcome of the vote or action does not have a material impact on the issuer or value of its securities.

Under Rule 204-2 under the Advisers Act, Cliffwater must retain: (i) its voting policies and procedures; (ii) corporate action and proxy statements received; (iii) records of votes cast; (iv) records of client requests for voting information; and (v) any documents prepared by Cliffwater that were material to making a decision on how to vote. Under the circumstances where Cliffwater votes a proxy, corporate action or consent solicited by an issuer of securities or an investment fund, Cliffwater will document and maintain its voting record.

Cliffwater’s General Counsel and Chief Compliance Officer must approve the engagement of any proxy advisory firm to assist in connection with voting client securities.

For private investment funds, Cliffwater may accept a seat on an advisory board or similar group for a fund in which one or more Cliffwater clients have invested. Cliffwater believes advisory board service benefits its clients by allowing Cliffwater greater insight into the fund and its strategies and that, in general, the interests of its clients as investors will be aligned with the interests of all investors in the fund. However, if the interests of Cliffwater’s clients were to diverge from the interests of each other, the Cliffwater representative will take appropriate action to resolve the conflict which may include abstaining from a particular vote. Please see section III.B.7. for further information regarding Cliffwater’s actions with respect to advisory boards.

* * *

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